UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

PRELIMINARY COPY – SUBJECT TO COMPLETION

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Hampden Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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____ , 2013

To the Stockholders of
Hampden Bancorp, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Hampden Bancorp, Inc. to be held on Tuesday, November 5, 2013, at 10:00 a.m. Eastern Time, at the Sheraton Springfield Monarch Place Hotel, Springfield, MA 01144.

At the Annual Meeting, you will be asked to: (i) elect four directors, each to serve for a three-year term, (ii) ratify the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the year ending June 30, 2014, (iii) approve a non-binding advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement, (iv) to vote on an advisory basis on the frequency of holding an advisory vote on the compensation of our named executive officers, , and (v) transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

For the reasons set forth in the Proxy Statement, including their role in helping guide the Company through our conversion to stock form and a severe economic downturn, the Board of Directors unanimously recommends a vote “FOR” the election of Thomas R. Burton, Arlene Putnam, Richard D. Suski and Linda Silva Thompson.  The Board of Directors also unanimously recommends a vote “FOR” the ratification of the appointment of Wolf & Company, P.C., as our independent registered public accounting firm for the year ending June 30, 2014, “FOR” the compensation of our named executive officers, as disclosed in the proxy statement, and “FOR” holding the advisory vote on executive compensation EVERY YEAR.

Your vote will be especially important at this year’s Annual Meeting of Stockholders because the Company has received notice that Johnny Guerry and a fund he controls, MHC Mutual Conversion Fund, L.P. (together, the “Clover Group”), intend to nominate two directors for election to the Company’s Board of Directors.  The Board of Directors strongly urges you to support the Hampden Bancorp Board of Directors’ nominees included on the BLUE proxy card.

In addition, the Clover Group has indicated it will present a proposal at the Annual Meeting requesting that the Board of Directors explore avenues to enhance shareholder value through an extra-ordinary transaction (defined here as a transaction not in the ordinary course of business operations) including, but not limited to, selling or merging Hampden Bancorp with another institution.  Accordingly, the proposal is included in the Proxy Statement.  The Board of Directors unanimously recommends that you vote “AGAINST” this proposal.

As an integral part of the Annual Meeting, we will report on the operations of the Company.  Directors and officers of the Company, as well as representatives of Wolf & Company, P.C., the Company’s independent registered public accounting firm, will be present to respond to any questions that our stockholders may have.

You may have received a communication from the Clover Group, asking you to return their white proxy card.  We urge you to not sign and return the white proxy card.  Please return the enclosed BLUE proxy card and discard the white proxy card from the Clover Group.  If you have already returned the white proxy card from the Clover Group, we urge you to change your vote by simply signing, dating and returning the enclosed BLUE proxy card.  Only the latest dated proxy card you submit will be counted.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, you are requested to promptly sign and date the enclosed BLUE proxy card and return it in the enclosed envelope, vote by telephone or on the Internet using the instructions on the BLUE proxy card. Returning a proxy card or voting by telephone or on the Internet will not deprive you of your right to attend the Annual Meeting and vote your shares in person. If you attend the meeting and prefer to vote in person, you may do so. If your shares are held in street name by a broker, your broker will include a voting instruction card with this proxy statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction card.

Sincerely,
Glenn S. Welch
Chief Executive Officer and President

IMPORTANT

Your vote is important. No matter how many shares you own, we urge you to please vote FOR the election of the nominees nominated by the Board of Directors and FOR proposals 2, 3, and 4, and AGAINST proposal 5. In addition to voting by mail, phone and Internet voting is available. Simply follow the instructions on the enclosed BLUE proxy card (or voting instruction card from your broker if you hold shares in street name through a broker).

In addition, we ask that you do not return any proxy card you may receive from the Clover Group.

If you have questions or need assistance voting your shares please contact:

D.F. King & Co., Inc.

48 Wall Street
New York, NY  10005
Banks and brokers:  212-269-5550
Shareholders call toll-free: 1-800-735-3591
Email: info@dfking.com

HAMPDEN BANCORP, INC.
19 Harrison Ave.
Springfield, MA 01102
(413) 736-1812

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 5, 2013

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hampden Bancorp, Inc. will be held on Tuesday, November 5, 2013, at 10:00 a.m. Eastern Time, at the Sheraton Springfield Monarch Place Hotel, Springfield, MA 01144 for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.	To elect four directors to serve for a term of three years expiring in 2016;

2.	To ratify the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014;

3.	To approve by an advisory vote the compensation of our named executive officers, as disclosed in this proxy statement;

4.	To approve by an advisory vote the frequency of holding an advisory vote on compensation of our named executive officers;

5.
To consider and vote upon, if properly presented at the Annual Meeting, a stockholder proposal requesting the Board of Directors explore avenues to enhance shareholder value through an extra-ordinary transaction (defined here as a transaction not in the ordinary course of business operations) including, but not limited to selling or merging Hampden Bancorp with another institution; and

6.	To transact such other business as may properly come before the Annual Meeting and any adjournments of the meeting.

Any action may be taken on the foregoing proposal at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned.  Stockholders of record at the close of business on September 16, 2013 are entitled to notice of and to vote at the Annual Meeting and at any adjournments of the meeting.

By Order of the Board of Directors
Glenn S. Welch
Chief Executive Officer and President

Springfield, MA
, 2013

PLEASE TAKE THE TIME TO VOTE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, BY PROMPTLY SIGNING, DATING AND MAILING THE ENCLOSED BLUE PROXY CARD IN THE ENCLOSED ENVELOPE.  Alternatively, you may vote by telephone or on the Internet by following the instructions included with the BLUE proxy card. Any proxy given may be revoked by you in writing or in person at any time prior to its exercise.

PRELIMINARY COPIES FILED PURSUANT TO RULE 14a-6(a)

HAMPDEN BANCORP, INC.
19 Harrison Ave.
Springfield, MA 01102

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
November 5, 2013

This Proxy Statement is furnished to stockholders of Hampden Bancorp, Inc. (the “Company’’ or “Hampden Bancorp”) in connection with the solicitation of proxies on behalf of the Board of Directors to be used at the 2013 Annual Meeting of stockholders (the “Annual Meeting’’) and any adjournments of the Annual Meeting. The Annual Meeting will be held at the Sheraton Springfield Monarch Place Hotel, Springfield, MA 01144, on November 5, 2013 at 10:00 a.m. Eastern Time.

On or about , 2013, we began sending this Proxy Statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card to all stockholders entitled to vote at the Annual Meeting.  Although not part of this Proxy Statement, we are also sending, along with this proxy statement, our 2013 annual report, which includes our financial statements for the fiscal year ended June 30, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on November 5, 2013.  This Proxy Statement and our 2013 Annual Report to security holders are available for viewing, printing and downloading at http://www.cfpproxy.com/6120.

You may have received a communication from Johnny Guerry and a fund he controls, MHC Mutual Conversion Fund, L.P. (together, the “Clover Group”), asking you to return their white proxy card.  We urge you to not sign and return the white proxy card.  Please return the enclosed BLUE proxy card and discard the white proxy card from the Clover Group.  If you have already returned the white proxy card from the Clover Group, you may change your vote by promptly signing, dating and returning the enclosed BLUE proxy card, or voting by telephone or on the internet using the instructions on the BLUE proxy card.  Only the latest dated proxy card you submit will be counted.

The Annual Meeting has been called for the following purposes: (i) to elect four directors, each to serve for a three-year term (Proposal 1); (ii) to ratify the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the year ending June 30, 2014 (Proposal 2); (iii) to approve an advisory vote on the compensation of our named executive officers (Proposal 3); (iv) to approve an advisory vote on the frequency of holding an advisory vote on the compensation of our named executive officers (Proposal 4); (v) to consider and vote upon, if properly presented at the Annual Meeting, a stockholder proposal requesting that the Board of Directors explore avenues to enhance shareholder value through an extra-ordinary transaction (defined here as a transaction not in the ordinary course of business operations) including, but not limited to selling or merging Hampden Bancorp with another institution (Proposal 5); and (vi) to transact such other business as may properly come before the Annual Meeting and any adjournments of the Annual Meeting. The Board of Directors recommends that you vote as follows:

●	“FOR” the election of the Company’s nominees for director;

●	“FOR” the ratification of the selection of Wolf & Company as our independent registered public accounting firm for our fiscal year ending June 30, 2014;

●	“FOR” the compensation of our named executive officers, as disclosed in this proxy statement;

●	“FOR” holding an advisory vote on the compensation of our named executive officers EVERY YEAR and

●	“AGAINST” the stockholder proposal set forth below.

The proxies solicited hereby, if properly executed and returned to us and not revoked prior to their use, will be voted in accordance with the instructions contained therein by the persons named in the proxy, who have been duly appointed by the Board of Directors to vote such proxies. Unless contrary instructions are given, each proxy will be voted FOR the election of all of the nominees of the Board of Directors, FOR the ratification of the appointment of Wolf & Company, P.C. as Hampden Bancorp’s independent registered public accounting firm, FOR the compensation of our named executive officers, as disclosed in this proxy statement; FOR holding an advisory vote on the compensation of our named executive officers every year, and AGAINST the stockholder proposal set forth below. Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting of Stockholders that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the person appointed to vote the proxies will vote the shares represented by the proxies on such matters as determined by a majority of our Board of Directors.

The securities which can be voted at the Annual Meeting consist of shares of our common stock, par value $0.01 per share (the “Common Stock’’), with each share entitling its owner to one vote on each matter presented. Only stockholders who owned our common stock at the close of business on September 16, 2013, which has been fixed by the Board of Directors as the record date, are entitled to vote at the Annual Meeting. The number of shares of Common Stock issued and outstanding on September 16, 2013 was ___. Stockholders’ votes will be tabulated by the person appointed by the Board of Directors to act as inspector of election of the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Under our Bylaws, directors are elected by a plurality of the votes cast by the shares of Common Stock entitled to vote in the election. Unless otherwise required by law or our Certificate of Incorporation or Bylaws, any other matter put to a stockholder vote will be decided by the affirmative vote of a majority of the votes cast, either in person or by proxy, at the Annual Meeting.

Revocation of Proxies.  Any stockholder giving a proxy has the power to change or revoke it any time before it is exercised by (i) delivering to the Chief Financial Officer of the Company (Robert Massey, CFO, SVP and Treasurer, Hampden Bancorp, Inc., 19 Harrison Ave, Springfield, MA, 01102) written revocation of the proxy, (ii) submitting a duly executed proxy bearing a later date, (iii) re-voting by Internet or by telephone or (iv) appearing at the Annual Meeting and voting in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournments of the Annual Meeting and will not be used for any other meeting.

Voting Procedures and Method of Counting Votes. Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy.  All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone.  You may specify whether your shares should be voted for or withheld for each nominee for director, whether your shares should be voted for one year, two years, three years or abstain with respect to the frequency of voting on the compensation of our named executive officers, and whether your shares should be voted for, against or abstain with respect to each of the other proposals.  If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations as noted above.  Voting by proxy will not affect your right to attend the annual meeting.  If your shares are registered directly in your name through our stock transfer agent, Registrar & Transfer Company, or you have stock certificates registered in your name, you may vote:

●
By mail.  If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board of Directors’ recommendations as noted above.

●	By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone.

●	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 3:00 a.m. Eastern Time on November 5, 2013.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record.  You must follow the instructions of the holder of record in order for your shares to be voted.  Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers.  IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME AND YOU PLAN TO VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING, YOU SHOULD CONTACT YOUR BROKER OR AGENT TO OBTAIN A LEGAL PROXY OR BROKER’S PROXY CARD AND BRING IT TO THE ANNUAL MEETING IN ORDER TO VOTE.

You may receive more than one proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name.  Please vote in the manner described above for each account to ensure that all of your shares are voted.

Certain regulations do not allow your bank, broker or other nominee to vote your uninstructed shares on certain matters. Therefore, if you hold your shares in street name it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1), any matters related to executive compensation (Proposals 3 and 4) or the stockholder proposal (Proposal 5). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted on routine matters, such as the election of directors, your bank, broker or other nominee was allowed to vote your shares on your behalf in the election of directors as it felt appropriate. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of directors or any matters related to executive compensation, no votes will be cast on these proposals on your behalf.

With respect to the election of the directors, the BLUE proxy card provided by the Board of Directors enables a stockholder to vote either “FOR” all of the nominees, “WITHHOLD” your vote from all of the nominees or “WITHHOLD” your vote form any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected.  Votes that are withheld will not be included in the vote tally for the election of the directors.  Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors.  As a result, any shares not voted by a customer will be treated as a broker non-vote.  Such broker non-votes will have no effect on the results of this vote.

As to the ratification of Wolf & Company, P.C. as our independent registered public accounting firm, the affirmative vote of a majority of the votes cast either in person or by proxy at the Annual Meeting is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal.  If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.  We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm.  However, if our stockholders do not ratify the selection of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending June 30, 2014, our Audit Committee of our Board of Directors will reconsider its selection.

With respect to the advisory vote on the compensation of our named executive officers, as described in this Proxy Statement, a stockholder may vote “FOR” the proposal, vote “AGAINST” the proposal or “ABSTAIN” from voting on the proposal. The affirmative vote of a majority of the votes cast either in person or by proxy at the Annual Meeting is required to approve this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal.  As a result, any shares not voted by a customer will be treated as a broker non-vote.  Such broker non-votes, as well as abstentions, will have no effect on the results of this vote.  Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

With respect to the advisory vote on the frequency of holding an advisory vote on the compensation of our named executive officers — every year, every two years or every three years —  a stockholder may vote “FOR EVERY YEAR,” “FOR EVERY TWO YEARS,” “FOR EVERY THREE YEARS” or “ABSTAIN” from voting on the proposal. The period receiving the majority of votes cast will be the frequency approved by our stockholders. However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal.  As a result, any shares not voted by a customer will be treated as a broker non-vote.  Such broker non-votes, as well as abstentions, will have no effect on the results of this vote.  Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of holding an advisory vote on the compensation of our named executive officers.

With respect to the stockholder proposal requesting that the Board of Directors explore avenues to enhance shareholder value through an extra-ordinary transaction (defined here as a transaction not in the ordinary course of business operations) including, but not limited to selling or merging Hampden Bancorp with another institution, a stockholder may vote “FOR” the proposal, vote “AGAINST” the proposal or “ABSTAIN” from voting on the proposal. The affirmative vote of a majority of the votes cast either in person or by proxy at the Annual Meeting is required to approve this proposal. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal.  As a result, any shares not voted by a customer will be treated as a broker non-vote.  Such broker non-votes, as well as abstentions, will have no effect on the results of this vote.

In the event at the time of the Annual Meeting there are not sufficient votes for a quorum or to approve or ratify any matter being presented, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

IF YOU HAVE ALREADY RETURNED A WHITE PROXY CARD TO THE CLOVER GROUP, WE URGE YOU TO CHANGE YOUR VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TO SUPPORT THE BOARD OF DIRECTORS’ NOMINEES.

Solicitation of Proxies. We will pay all costs of soliciting proxies for the Annual Meeting. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our beneficial owners. Additionally, Hampden Bancorp’s directors, officers and other employees may solicit proxies by mail, personally, by telephone, by press release or by electronic means. None of these persons will receive additional compensation for these activities.  Appendix A to this Proxy Statement sets forth information relating to the Company’s directors and executive officers who are considered “participants” in our solicitation under the rules of the Securities and Exchange Commission (the “SEC”).

We have also engaged D.F. King & Co. to act as our proxy solicitor in connection with the proposals to be acted upon at our annual meeting. D.F. King & Co. expects that approximately 35 of its employees will assist in the solicitation.  Pursuant to our agreement with D.F. King & Co., D.F. King & Co. will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from our stockholders on our behalf in connection with the annual meeting. For these services, we will pay a fee of approximately $90,000.

As a result of the actions by the Clover Group, we estimate we may incur approximately $_____ of additional expense in furtherance of, and in connection with, this solicitation.  These fees are in excess of those normally spent by us for an Annual Meeting, and include attorney fees, public relations fees, and printer costs incurred in connection with the preparation and filing of preliminary proxy materials with the SEC, the preparation of additional proxy materials, and the fees of D.F. King.  We estimate that approximately $_____ of additional expense has been incurred to date.  However, this estimate does not include the costs represented by salaries and wages of officers and other employees of the Company engaged in the solicitation process, costs we would normally incur in an uncontested director election or any costs associated with any potential litigation that may arise in connection with the proxy solicitation.  Furthermore, the actual amount of additional expense we may incur could be materially different from what we currently estimate, depending on possible actions that might be taken by the Clover Group in connection with this proxy contest.

Householding of Annual Disclosure Documents.  Only one copy of this Proxy Statement and our 2013 Annual Report is being sent to an address shared by more than one stockholder. This practice, known as "householding," is designed to reduce our printing and mailing costs. If any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement or our 2013 Annual Report, he or she may contact the Company's Chief Financial Officer at Hampden Bancorp, Inc., Attn: Robert Massey, CFO, SVP and Treasurer, 19 Harrison Ave., Springfield, MA 01102. Any such stockholder may also contact the CFO using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of Proxy Statements and Annual Reports, you may request householding in the future by contacting the CFO using the above contact information.

Participants in Hampden Bank Employee Stock Ownership Plan. If you participate in the Hampden Bank Employee Stock Ownership Plan (the “ESOP”), you will receive vote authorization materials for each plan that will reflect all the shares that you may direct the ESOP trustee to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the ESOP trustee how to vote the shares of Common Stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Hampden Bancorp Common Stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. The deadline for returning your voting instructions to the ESOP trustee is October 22, 2013.

ELECTION OF DIRECTORS
(Proposal 1)

The Board of Directors currently consists of 10 members, classified into three classes as follows: Stanley Kowalski, Jr., Mary Ellen Scott, and Glenn S. Welch constitute a class with a term ending in 2014 (the “Class I directors”); Judith E. Kennedy, Richard J. Kos, and Kathleen O’Brien Moore constitute a class with a term ending in 2015 (the “Class II directors”); and Thomas R. Burton, Arlene Putnam, Linda Silva Thompson, and Richard D. Suski constitute a class with a term which expires at the upcoming Annual Meeting (the “Class III directors”).  At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

On February 5, 2013, the Board of Directors voted to set the size of the Board of Directors at 10 members. On September 10, 2013, the Board of Directors voted to nominate Thomas R. Burton, Arlene Putnam, Linda Silva Thompson, and Richard D. Suski for election at the Annual Meeting for a term of three years to serve until the 2016 Annual Meeting of Stockholders, and until their respective successors are elected and qualified.  The Class I directors (Stanley Kowalski, Jr., Mary Ellen Scott, and Glenn S. Welch) and the Class II directors (Judith E. Kennedy, Richard J. Kos, and Kathleen O’Brien Moore) will serve until the Annual Meetings of Stockholders to be held in 2014 and 2015, respectively, and until their respective successors have been elected and qualified.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted FOR the election of Thomas R. Burton, Arlene Putnam, Linda Silva Thompson, and Richard D. Suski. In the event that either nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in his or her place.  We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

    The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote form any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

The Board Of Directors Unanimously Recommends The Election Of Thomas R. Burton, Arlene Putnam, Linda Silva Thompson, and Richard D. Suski As Directors.

Information as to Nominees and Other Directors

The following table lists our Board of Directors’ nominees for election as directors and our current directors. Also in the table is each person’s age as of June 30, 2013, the periods during which that person has served as one of our directors, and positions currently held with us.

Director Nominees for a Three-Year Term:	Age at June 30, 2013	Hampden Bank Director Since	Expiration of Term	Position
Thomas R. Burton, CPA	66	1994	2013	Director
Linda Silva Thompson	53	2005	2013	Director
Richard D. Suski, CPA	72	2007	2013	Director
Arlene Putnam	66	2007	2013	Director

Continuing Directors:
Stanley Kowalski, Jr., PhD	72	1995	2014	Director
Mary Ellen Scott	69	2000	2014	Director
Glenn S. Welch	51	2012	2014	President, Chief Executive Officer and Director
Judith E. Kennedy	75	1977	2015	Director
Richard J. Kos., Esq.	60	2005	2015	Chairman of the Board of Directors
Kathleen O’Brien Moore	59	2002	2015	Director

Biographical Information

The business experience and education of each of our directors is set forth below. The biographies of each of the nominees and continuing board members below contain information regarding the person’s business experience, public directorships held within the last five years and the experiences, qualifications, attributes or skills that caused the Governance and Nominating Committee and the Board of Directors to determine that the person should serve as a director at the time of filing this Proxy Statement. Each director is also a director of Hampden Bank, a wholly-owned subsidiary of the Company (“the Bank”). Other than Richard D. Suski and Linda Silva Thompson, all of the nominees and directors continuing in office are long-time residents of the communities served by the Company and its subsidiaries and some of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in the Company’s market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. Additionally, as residents of such communities, each nominee and continuing director has direct knowledge of the trends and developments occurring in such communities. As the holding company for a community banking institution, the Company believes that the local knowledge and experience of its directors assists the Company in assessing the credit and banking needs of its customers, developing products and services to better serve its customers and assessing the risks inherent in its lending operations, and provides the Company with greater business development opportunities. As local residents, our nominees and directors are also exposed to the advertising, product offerings and community development efforts of competing institutions which, in turn, assists the Company in structuring its marketing efforts and community outreach programs.

Thomas R. Burton, CPA, CGMA, served as the Chief Executive Officer of Hampden Bancorp and the Bank and its predecessors from 1994 to December 2012. He also served as the President of Hampden Bancorp and the Bank and its predecessors from 1994 to 2011. Prior to that, he was a managing partner at KPMG LLP. Mr. Burton has a Bachelor of Science degree from Western New England University. Mr. Burton has been actively involved in professional organizations and is a member of the American Institute of Certified Public Accountants and the Connecticut and Massachusetts Societies of Certified Public Accountants, where he served as Chairman of the Massachusetts Society Bank Accounting Committee.  He has spoken at a variety of programs sponsored by America’s Community Bankers, Massachusetts Bankers Association and the Bank Administration Institute.  Mr. Burton previously served as a member of the Board of Directors and Chairman of the Affiliated Chamber of Commerce of Greater Springfield, and is currently a member of the Board of Trustees and Chairman of the Audit Committee and previously served as a Chairman of the Board of Western New England University and is currently Director and Chairman of the Audit Committee of the Bankers’ Bank Northeast and Treasurer of Baystate Academy Charter Public School. He has also served on numerous of boards of non-profit organizations during his tenure at Hampden Bank and KPMG.  Mr. Burton’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board. Mr. Burton has served as a director of the Company since January 2007 and as a director of the Bank since 1994.

Linda Silva Thompson became the Dean of the School of Business & Accounting at Monroe College in the Bronx, NY in June 2012 after serving as the Chairperson of the business department since 2008. Prior to that, she served as an adjunct faculty member at Springfield Technical Community College in Springfield, MA from 2003 to 2004, as well as a managing partner at Mitchell, Myhre, & Silva Realty, Inc. from 1988 to 2006. Ms. Silva Thompson has a Master of Science in Communication & Information Management from Bay Path College and a Master of Philosophy from The New School. She is a licensed residential and commercial real estate sales broker in Massachusetts, New York, and Pennsylvania. She is accredited to manage Massachusetts Housing Finance Agency and US Department of Housing and Urban Development properties.  She has served as a board member and trustee of the Springfield Technical Community College Assistance Corporation and the Community Foundation of Western Massachusetts. Ms. Silva Thompson provides the board with the experience and perspective of a successful business partner in our markets and brings knowledge to the Board concerning the local real estate market. Ms. Silva Thompson has served as a director of the Company since January 2007 and as a director of the Bank since 2005.

Richard D. Suski, CPA, is a retired principal of RDS Associates, a sole proprietorship providing business accounting / consulting services; a position he held from 1991 through 2005. Prior to that, he was Partner-in-Charge of Financial Institutions of the Hartford Office of KPMG LLP.  Mr. Suski has a Bachelor of Science from the University of Connecticut. He is a member of the American Institute of Certified Public Accountants and the Connecticut Society of Certified Public Accountants. He is currently a board member of the SBM Charitable Foundation, Inc. He has held prior board member positions with Savings Bank of Manchester, First Federal Savings – East Hartford, MidConn Bank, and The Federal Savings Bank. As a certified public accountant and through his prior employment and director experiences, Mr. Suski provides knowledge and experience to the board in areas such as financial statement preparation, public reporting and prior participation in public company boards and committees. He serves as the Company’s Audit Committee Chair and is designated as the audit committee financial expert.  Mr. Suski has served as a director of the Company and the Bank since August 2007.

Arlene Putnam started a commercial real estate consulting firm, Putnam Associates, LLC in 2010. She has held consulting positions at The City of Springfield, the UMASS Memorial Hospital and the Eastfield Mall. She was also the VP, General Manager of the Eastfield Mall. Prior to that, she served as a vice president and director of retail operations for Mountain Development Corp. from 2001 to 2009. Ms. Putnam has a Bachelor of Science in Business Administration from Western New England University. She is past Chair of the Affiliated Chamber of Commerce of Greater Springfield and now a member of the Springfield Chamber Board of Directors, a member of the board of directors of the Spirit of Springfield, a member of the Board of Directors of the United Way of Pioneer Valley and a member of the Board of Directors and Treasurer of the Mason Wright Foundation. Ms. Putnam provides the board with knowledge and understanding of the Springfield marketplace and has strong ties to the local community. Ms. Putnam has served as a director of the Company and the Bank since November 2007.

Stanley Kowalski, Jr., Ph.D., is the Chief Financial Officer of Flodesign, Inc., a position he has held since 2008. Prior to that, he served as the Dean of the School of Business of Western New England University in Springfield, Massachusetts from 1979 to 2006. He has a PhD in Economics from the University of Massachusetts. He has served as a member of the advisory committee of Flodesign Wind Turbine, Inc. He has served as a board member of the Greater Springfield Chamber of Commerce, Plan for Progress, Boy Scouts of Pioneer Valley, and the New England Business Deans Association. Dr. Kowalski provides the board with knowledge and understanding of the Springfield marketplace and has strong ties to the local community. Dr. Kowalski has served as a director of the Company since January 2007 and as a director of the Bank since 1995.

Mary Ellen Scott is Chief Executive Officer and owner of United Personnel Services, Inc. in Springfield, MA, founded in 1984.  Ms. Scott has an Associates Degree in Business from Cardinal Cushing College.  She is currently a member of the board and past chairman of the Springfield Symphony Orchestra, past President of the Springfield Chamber of Commerce, a trustee of the Western MA Economic Development Council, and board member of the Springfield Museums.  Ms. Scott provides the board with the experience and perspective of a successful business owner in our markets and has strong ties to the local community.  Ms. Scott has served as a director of the Company since January 2007 and as a director of the Bank since 2000.

Glenn S. Welch has served as the President and Chief Executive Officer of Hampden Bancorp and Hampden Bank since January 2013. He served as the President and Chief Operating Officer from January 2012 to December 2012. Prior to that, he served as the Company’s Executive Vice President since 2006 and as the Senior Vice President and Division Executive for Business Banking of Hampden Bank since 2001. Prior to joining Hampden, he served as Vice President, Middle Market Group at Fleet Bank. He is a graduate of Western New England University and earned his MBA from the University of Massachusetts. He was a past chair and currently serves as a board member of the Affiliated Chambers of Commerce of Greater Springfield (ACCGS), Chairman of the Board of the Scibelli Enterprise Center, member of the Western New England University Business Advisory Board, board member of DevelopSpringfield, board member of HAP Housing, board member of the Economic Development Council, and a participant in the City 2 City project. Mr. Welch’s extensive banking experience and knowledge of local markets enhances the breadth of experience of the Board. Mr. Welch has served as a director of the Company and Bank since January 2012.

Judith E. Kennedy is retired as a Literacy Fellow at the New York Institute for Special Education, a position she held from 2002 through 2005. Prior to that, she served as a Principal for the Springfield public school system. She has a Masters Degree in Education from Westfield State University, and she has served as a board member of the Springfield South End Community Council. Ms. Kennedy provides the board with knowledge and understanding of the Springfield marketplace and has strong ties to the local community. Ms. Kennedy has served as a director of the Company since January 2007 and as a director of the Bank since 1977.

Richard J. Kos, Esq. has been an attorney at the firm of Egan, Flanagan & Cohen, P.C. since 2004 and is a partner of the firm. Prior to that, he had been in private practice since 1978 and he was Mayor of the City of Chicopee, Massachusetts from 1997 to 2004. Mr. Kos has a Bachelor of Arts degree in Economics from Amherst College, and a Law degree from Suffolk University Law School. He currently serves as a Trustee of Our Lady of the Elms College, past Chairman of the Board of the Chicopee Chamber of Commerce, a member of the Board of Incorporators of the Mason Wright Foundation of Springfield, MA and a member of the Board of Directors of the Regional Employment Board also located in Springfield, MA. He has held prior directorships with the Pioneer Valley Red Cross, the Polish National Credit Union, Providence Place, the Economic Development Council, and the Westover Metropolitan Development Corporation. He had been an incorporator of Chicopee Savings Bank. Mr. Kos provides the board with knowledge and understanding of the greater Springfield marketplace and has strong ties to the local community. As a board member Mr. Kos has served as a director of the Company since January 2007 and as a director of the Bank since 2005.

Kathleen O’Brien Moore has been the Treasurer and Collector of the Town of West Springfield, MA since 1994. Prior to that, she was the director and owner of Toomey-O’Brien Funeral Home. Ms. O’Brien Moore has a Masters of Education from Springfield College. She has previously been a board member of the West Springfield Credit Union, and a trustee of the Boys & Girls Club of West Springfield. Ms. O’Brien Moore provides the board with the experience and perspective of a successful business owner in our markets and has strong ties to the local community. Ms. O’Brien Moore has served as a director of the Company since January 2007 and as a director of the Bank since 2002.

Contested Election

Johnny Guerry and a fund he controls, MHC Mutual Conversion Fund, L.P. (together, the “Clover Group”) has notified the Company that they intend to nominate two persons for election as directors at the Annual Meeting.  Accordingly, there may be six nominees for election to the Board of Directors, but only four nominees will be elected.  No other nominations of persons for election as directors of the Company were submitted to the Company pursuant to SEC rules and regulations or the advance notice provisions of the Company’s Bylaws.

The Clover Group has indicated its intent to solicit proxies in support of its candidates.  The Clover Group’s candidates have NOT been endorsed by our Board of Directors.  We are not responsible for the accuracy of any information provided by or relating to the Clover Group contained in any proxy solicitation materials filed or to be filed or disseminated by, or on behalf of, the Clover Group or any other statements that the Clover Group may otherwise make.

We urge you to elect the directors recommended by the Board of Directors, by completing the attached BLUE proxy card and returning it in the enclosed postage-paid envelope.  The Board of Directors recommends that you DO NOT sign or return any proxy card that may be sent to you by the Clover Group or anyone else.  Voting against another person’s nominees on a proxy card will revoke any previous proxy submitted by you.  If you have previously submitted the white proxy card to the Clover Group, we urge you to revoke that proxy by voting in favor of the Board of Directors’ nominees by using the enclosed BLUE proxy card.  Only the latest validly executed proxy that you submit will be counted.

CORPORATE GOVERNANCE

Meetings

During fiscal year ended June 30, 2013, our Board of Directors held nine meetings. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period that the individual served and (ii) the total number of meetings held by all committees of the Board of Directors on which the director served during the period that the individual served.

Independent Directors

The Board of Directors has determined that all of the members of the Board of Directors other than Mr. Welch and Mr. Burton are “independent directors” under Rule 5605 of the NASDAQ Stock Market. The Board of Directors based these determinations primarily on the review of the responses of the directors and executive officers to questions regarding employment and compensation history, affiliations and family and other relationships. Mr. Welch is not considered independent because he is an executive officer of Hampden Bancorp, Inc. and Mr. Burton is not considered independent due to his previous role as an executive officer of Hampden Bancorp, Inc.

Audit Committee

The Audit Committee oversees our financial reporting process, the system of internal financial and accounting controls, the audit process and compliance with applicable laws and regulations. The Audit Committee reviews our annual audited consolidated financial statements, including management’s discussion and analysis and regulatory examination findings. The Audit Committee’s roles and responsibilities are set forth in the Audit Committee’s written charter and include the authority to appoint, retain and terminate the Company’s independent registered public accounting firm. The members of the Audit Committee are Mr. Suski, (Chair), Ms. Silva Thompson, and Ms. Kennedy. During the fiscal year ended June 30, 2013, the Audit Committee held six meetings. As of the date of this Proxy Statement, each of the Audit Committee members is an “independent director” under the current independence standards promulgated by the the SEC and Rule 5605 of the NASDAQ Stock Market. In addition, the Board of Directors has determined that Mr. Suski, CPA, is an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee charter is posted on our website at www.hampdenbank.com. By referring to our website, we do not incorporate the website or any portion of the website by reference into this Proxy Statement.

Compensation Committee

The Compensation Committee’s roles and responsibilities are set forth in the Compensation Committee’s written charter and include reviewing and recommending executive officer compensation and long-term incentive plan awards for directors and employees. The members of the Compensation Committee are Ms. Scott (Chair), Dr. Kowalski, Mr. Kos and Ms. Putnam. During the fiscal year ended June 30, 2013, the Compensation Committee held four meetings. As of the date of this Proxy Statement, each of the Compensation Committee members is an “independent director” under Rule 5605 of the NASDAQ Stock Market. Annually, our Board of Directors prepares the Chief Executive Officer’s (the “CEO”) performance appraisal and goals. The Compensation Committee also administers the Company’s 2008 Equity Incentive Plan (the “2008 Plan”). The Compensation Committee recommends the compensation for the CEO to the full Board of Directors for approval. The CEO completes direct reports’ performance appraisals and goals for our executive officers, which are then reviewed by the Compensation Committee. The CEO also presents recommendations for compensation for the executives to the Compensation Committee, which is provided to the full Board of Directors for approval. For a further discussion on the Compensation Committee’s processes and procedures, see “Executive Officer and Director Compensation—Compensation Discussion and Analysis.”  The Compensation Committee charter is posted on our website at www.hampdenbank.com.

The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. For the year ended June 30, 2013 (“fiscal 2013”), the Compensation Committee engaged an outside consultant, McLagan, Inc. (“McLagan”), to review and provide recommendations concerning the components of the Company's executive compensation program. McLagan performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. As described in the CD&A under “Executive Officer and Director Compensation—Compensation Discussion and Analysis,”  McLagan assists the Committee in defining the appropriate market of the Company's peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group each year. McLagan also assists the Committee in benchmarking our director compensation program and practices against those of our peers. The Compensation Committee has assessed the independence of McLagan pursuant to SEC rules and the corporate governance rules of The NASDAQ Stock Market and concluded that no conflict of interest exists that would prevent McLagan from independently representing the Compensation Committee.

Governance and Nominating Committee

The Board of Directors has appointed a Governance and Nominating Committee that has overall responsibility for recommending corporate governance processes and board operations for the Company. The Governance and Nominating Committee’s role and responsibilities are set forth in the Governance and Nominating Committee’s written charter and include identifying individuals qualified to become board members and recommending Board of Directors nominees for each annual meeting of stockholders, reviewing and recommending to the Board of Directors any proposed changes in the Company’s governance guidelines, and overseeing annual self-assessment evaluations of board performance and reporting such assessments annually to the Board of Directors. With respect to board vacancies, the Governance and Nominating Committee identifies the personal characteristics, skills and abilities needed to assure that the Board of Directors will provide proper governance and strategic direction and reviews the resumes of each nominee, reviews the desired set of qualifications and evaluates the nominee(s) in relationship to the needs of the Company and the Board of Directors. The current members of the Governance and Nominating Committee are Dr. Kowalski (Chair), Mr. Kos and Ms. Putnam. During fiscal 2013, the Governance and Nominating Committee held one meeting. In addition, under our present Bylaws, stockholders eligible to vote at the Annual Meeting may make nominations for directors, but only if such nominations are made pursuant to timely notice in writing to the Secretary of Hampden Bancorp. See “—Date for Submission of Stockholder Proposals for Inclusion in Proxy Statement.” As of the date of this Proxy Statement, each of the Governance and Nominating Committee members is an “independent director” under Rule 5605 of the NASDAQ Stock Market. The Governance and Nominating Committee periodically reviews the Board of Directors’ compensation and makes recommendations, when appropriate. The Governance and Nominating Committee charter is posted on our website at www.hampdenbank.com.

Governance and Nominating Committee Procedures

Nominations by stockholders of persons for election to the Board of Directors must be made pursuant to timely notice in writing to our Secretary. To be timely, a stockholder’s notice shall be delivered or mailed to and received at our principal executive offices not less than ninety (90) days prior to the date of the meeting; provided, however, that in the event that less than one hundred (100) days’ notice or prior disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such stockholder’s notice shall set forth: (1) as to each person whom such stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected); and (2) as to the stockholder giving the notice (x) the name and address, as they appear on the Company’s books, of such stockholder and (y) the class and number of shares of the Company’s capital stock that are beneficially owned by such stockholder.

Process for Identifying and Evaluating Nominees

The process that the Governance and Nominating Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification.  For purposes of identifying nominees for the Board of Directors, the Governance and Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Hampden Bank. The Governance and Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Governance and Nominating Committee has not previously used an independent search firm to identify nominees.

Diversity.  While the Committee does not maintain a specific diversity policy, the Governance and Nominating Committee considers issues of diversity among its board members in identifying and considering nominees for director, and will strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and country of citizenship on the Board of Directors and its committees.

Evaluation.  In evaluating potential nominees, the Governance and Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Governance and Nominating Committee will conduct a check of the individual’s background and further assess the qualities of the prospective nominee and the contributions he or she would make to the Board.

Qualifications

The Governance and Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age limitation and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Governance and Nominating Committee will then evaluate the following criteria in selecting nominees:

•	integrity and ethical values;

•	commitment to promoting the long term value of the Company and the time to do so;

•	absence of conflicts of interest which might impair the ability to discharge fiduciary duties;

•	fair and equal representation of stockholders;

•	achievement in business, professional, governmental, community, scientific or educational endeavor;

•	provide sound business judgment derived from prior experience to function effectively in an oversight role;

•	diversity; and

•	business understanding of issues facing a public company of comparable size and operations of the Company.

The Committee will also consider any other additional qualifications the Governance and Nominating Committee deems relevant.

With respect to nominating an existing director for re-election to the Board of Directors, the Governance and Nominating Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the Board of Directors; and independence.

Stockholder Communications to the Board of Directors

We encourage stockholder communications to the Board of Directors and/or individual directors.  Stockholders who want to communicate with the Board of Directors or any single director can write to:

Hampden Bancorp, Inc.
Chairman of the Board of Directors
19 Harrison Ave.
Springfield, MA 01102

All communications received (except for communications that are primarily commercial in nature or relate to an improper or irrelevant topic) will be forwarded to the full Board of Directors.

Director Attendance at Annual Meetings

Our Board of Directors has adopted a policy under which each member of the Board of Directors is strongly encouraged to attend each annual meeting of our stockholders. Except for one, all of our directors attended our annual meeting of stockholders in 2012.

The Board of Directors recommends that stockholders vote FOR the election of all of its director nominees.

Company Leadership Structure

The Board of Directors believes that its current governance structure provides independent board leadership and active engagement in the Company’s activities. The Chairman of the Board is not an employee or officer of the Company and all of our non-employee directors are considered “independent” under NASDAQ rules. Board members are actively engaged in shaping the Board’s agenda and the Company’s strategy. The Company’s President and CEO is a board member and works closely with the independent directors. The Board of Directors believes this structure provides independent oversight while avoiding confusion regarding the Board of Directors’ oversight responsibilities and the day-to-day management of business operations. The role of the Chairman of the Board is to aid and assist the Board of Directors in assuring effective corporate governance in managing the affairs of the Board of Directors and the Company.

Relationship Between Compensation and Risk

The Company regularly reviews our compensation practices in an effort to appropriately balance short- and long-term incentives and to ensure that our compensation policies and practices are consistent with effective risk management. We believe that our current disciplined practices reflect responsible compensation, effective risk management and accountability to stockholders. Our Compensation Committee adheres to prudent practices that are designed to reward performance, both in the short and long-term, and are aimed at aligning employee and stockholder interests. The Compensation Committee considers elements of the Company’s organizational structure, management practices and compensation programs that would discourage unnecessary or excessive risk-taking. The Company’s long-term incentive awards are intended to promote accomplishment of our financial objectives over the long-term without taking undue amounts of risk. We will continue to monitor our executive compensation program to ensure that it continues to align the interest of our executives with those of our long-term stockholders while avoiding unnecessary or excessive risk.

The Role of the Board in the Company’s Risk Management Process

The Board of Directors, including its various sub-committees, oversees the Company’s risk management functions and processes. The major risks facing the Company are credit, market, liquidity, interest rate as well as reputation, compliance and operational risk. The Board of Directors and its various sub-committees share risk management responsibilities. Each sub-committee addresses different aspects of the Company’s overall risk management program within their areas of responsibility as enumerated in their charters and policies. The full Board of Directors approves policies which establish risk management considerations. Management has the responsibility of implementing and adhering to the established risk guidelines and goals set forth by the Board of Directors.

Risk is an integral part of the Board of Directors and committee discussions and deliberations throughout the year. The Board of Directors, its various sub-committees and management regularly review assessments of the primary risks facing the Company, their relative magnitude and management’s plan for mitigating and managing these risks. The Board of Directors receives guidance on risk management issues from its General Counsel, who reports directly to the Board of Directors, as well as the management of the Company.  In addition, the Board of Directors discusses risks related to the Company’s business strategy during strategic planning meetings and at other meetings as appropriate.

In addition, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent audit of the Company’s financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iv) compliance by the Company with legal and regulatory requirements; and (v) the fulfillment of the other responsibilities set forth in its charter, as adopted by the Board of Directors.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Executive Officers of Hampden Bancorp, Inc.

The following table sets forth certain information regarding the executive officers (“executive officers”) of Hampden Bancorp as of June 30, 2013.

Name	Age as of June 30, 2013	Position

Glenn S. Welch	51	Chief Executive Officer, President and Director

Robert A. Massey	62	Chief Financial Officer, Senior Vice President and Treasurer

Luke D. Kettles	43	Senior Vice President and Chief Lending Officer

Robert J. Michel	61	Senior Vice President and Division Executive for Retail and Mortgage Lending

Sheryl Shinn	38	Senior Vice President and Division Executive for IT and Operations

Provided below is a brief description of the principal occupation for the past five years of each of our executive officers other than Mr. Welch. For information regarding Mr. Welch, see “Election of Directors — Biographical Information.”

         Robert A. Massey has served as our and Hampden Bank’s Chief Financial Officer since 2008. He has served as Hampden Bank’s Senior Vice President and Treasurer since 1991.

        Luke D. Kettles has served as our and Hampden Bank’s Senior Vice President and Chief Lending Officer since July 2012. Prior to that, he served as Senior Vice President and Commercial Team Leader at Chicopee Savings Bank where he was employed since 2003.

        Robert J. Michel has served as our and Hampden Bank’s Senior Vice President and Division Executive for Retail and Mortgage Lending since 1974.

        Sheryl Shinn has served as our and Hampden Bank’s Senior Vice President and Division Executive for IT and Operations since 2007.

Compensation Discussion and Analysis

Overview

Our Board of Directors, through our Compensation Committee, is responsible for establishing and administering our executive compensation program.  The Compensation Committee, consisting of Mary Ellen Scott (Chair), Stanley Kowalski, Jr., Richard J. Kos, and Arlene Putnam, whom are all independent directors, annually reviews the executive compensation program and recommends to the Board of Directors for its approval appropriate modifications to the compensation packages for each of our executive officers, including specific amounts and types of compensation used. The Compensation Committee reviews recommendations from the CEO regarding compensation of the named executive officers and recommends final compensation packages to the full Board for final approval. The Compensation Committee reviews the charter at least annually to ensure that the scope of the charter is consistent with the Compensation Committee’s expected role. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program.

For fiscal 2013, our named executive officers were Glenn S. Welch, our Chief Executive Officer and President, Luke D. Kettles, our Chief Lending Officer, and Robert J. Michel, our Senior Vice President and Division Executive for Retail and Mortgage Lending.  Additionally, for fiscal 2013, Thomas R. Burton, our former Chief Executive Officer, William D. Marsh, our Senior Vice President and Division Executive for Retail Banking, and Richard L. DeBonis, our Senior Vice President and Division Executive for Marketing, qualified as named executive officers under the rules and regulations of the SEC.  Mr. Burton retired as Chief Executive Officer effective December 31, 2012 and Messrs. Marsh and DeBonis left the Company effective June 6, 2013.

Overall Compensation Philosophy and Guiding Principles

The Compensation Committee believes that our success depends on the ability to attract and retain talented executives motivated to drive the Company’s goals and provide long-term value to our stockholders.

Our compensation program is designed to link compensation with performance, taking into account competitive compensation levels in similar banks and in the markets where Hampden Bank competes for talent.  Principles guiding the compensation philosophy include the following:

●	Employer of Choice: We view compensation as one key to being an employer of choice in our markets, as well as being able to attract and retain key employees critical to our long-term success.

●
Pay Aligned with Performance:  We provide a competitive base salary combined with incentive opportunities that provide additional compensation for outstanding bank and individual performance. Accordingly, our compensation program is designed to align the executives’ efforts with the Company’s primary goals and objectives, which are intended to promote long-term business success and increased stockholder value.

●
Flexibility:  We recognize that the market for talent requires flexibility in compensation in order to attract qualified individuals.  Salary ranges and individual compensation decisions take into account local competitive pressures and changing conditions.  Furthermore, the targeted competitive position may vary depending on the type and level of position, recognizing the different recruiting conditions and relative importance of various qualifications.

The Compensation Committee sets and administers the policies that govern our executive compensation programs, including various incentive stock and stock option plans; reviews compensation levels of the named executive officers; evaluates the performance of our named executive officers; and considers management succession and related matters.  All decisions relating to the compensation of the named executive officers are recommended by the Compensation Committee for approval of the full Board.

The policies and underlying philosophy governing our executive compensation program, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:

●	Maintain a compensation program that is equitable in a competitive marketplace.
●	Provide opportunities that integrate pay with the Company’s performance goals.
●	Encourage achievement of strategic objectives and creation of shareholder value.
●	Recognize and reward individual initiative and achievements.
●	Maintain an appropriate balance in the total compensation mix.
●	Allow us to compete for, retain, and motivate talented executives critical to its success.

The Compensation Committee seeks to target executive compensation at levels that the Compensation Committee believes to be consistent with others in the banking industry.  The Compensation Committee believes that a portion of each executive’s total compensation should be at risk based on the Company’s performance in order to motivate and reward executives to achieve the Company’s strategic goals. The named executive officers’ compensation is weighted toward programs contingent upon our level of annual and long-term performance.  In general, for our named executive officers, we target base salaries that, on average, are at the 50th percentile of other banks and financial service companies of the Company’s asset size, complexity and with similar products and markets (the “peer group”).  Additionally, our annual incentive bonus plan will provide additional compensation when annual goals are met or exceeded.  We target incentive bonus compensation that, on average, is at the 50th percentile of other companies in our peer group.  See “—Compensation Program Design” below.

Compensation Consultant/Role of Management

The Compensation Committee has authority under its charter to engage the services of independent third party experts to assist it in reviewing and determining executive officer compensation. Pursuant to this authority, the Compensation Committee engaged McLagan, Inc. for fiscal 2013 to conduct comparative studies of our compensation for executive officers and members of our Board of Directors, and related to benchmarking chief executive officer compensation in connection with the Governance and Nominating Committee process.

The CEO annually presents to the Compensation Committee, for their review and approval, his self-evaluation and an assessment of other executive officers, including each individual’s accomplishments, and individual and corporate performance relative to the approved incentive plan. The Committee has discretion to adjust the CEO’s recommendations, but generally has approved his recommendations for executive officers.

Compensation Committee Activities in Fiscal 2013

The Compensation Committee met four times during fiscal 2013. We took several actions during fiscal 2013 to further adjust our executive officer compensation program and create alignment with the interests of our stockholders, which are described in detail under “ – Elements of Compensation” including engaging McLagan as compensation consultant to assess the competitiveness of the total compensation under our executive compensation program and to provide competitive guidelines for programs going forward. The compensation consultant also provided services related to chief executive officer salary benchmarking.

Objectives of Our Compensation Programs

Our executive officer compensation program is designed to:

•
Attract, retain, motivate and reward highly qualified and productive executives by providing overall compensation that is competitive with other institutions with which we compete for executive talent;

•	Motivate each individual to perform, to the best of his or her ability, in order to achieve targeted goals for the individual and the Company;

•	Improve Company performance, balancing risk-taking with fundamental concepts of safety and soundness;

•	Establish compensation levels that provide the greatest potential rewards for positions of greatest responsibility within a framework that is internally equitable;

•	Promote the long-term increase in the value of the Company by providing a portion of compensation in the form of Company common stock that vests over a period of years; and

•	Provide the appropriate mix of compensation that will drive superior performance and create alignment with the interests of our stockholders.

Compensation Program Design

Cash Compensation

Current cash compensation consists of base salary and incentive cash bonuses, which covers executive officers and other Company employees. Our base salary levels for executive officers are intended to be competitive with our peer group to motivate individuals to discharge the responsibilities of their position and to reflect the officer’s role, responsibilities, experience, performance and contribution to the Company’s success. Our Compensation Committee adjusts base salaries of our named executive officers annually with input from Mr. Welch. In making these adjustments, our Compensation Committee takes into account individual and Company performance; the total current and potential compensation of a given officer based on a review; the levels of compensation paid by institutions that compete with us for executive talent; and the relative level of compensation in comparison to other executive officers and to our employees. One of our executive officers, Mr. Welch, has an employment agreement with us and receives a base salary under that agreement, subject to annual review and adjustments.

Use of Compensation Survey

The Compensation Committee relies on peer group surveys prepared by its consultant, McLagan, to assess the competitiveness of the Company’s pay practices in the marketplace. The peer group data is used in combination with other supplemental published survey sources reflecting industry data for banks of similar size (national financial institutions with assets between $400 million and $1.3 billion) and for banks in our region, as well as with information relating to individual and Company performance, to help the Compensation Committee make compensation decisions. McLagan selected a peer group and benchmarked the Company’s cash compensation (base salary plus annual cash incentive compensation) against this group. The peer group consisted of 21 publicly traded financial institutions of similar asset size and regional location. The peer group consisted of:

Enterprise Bancorp, Inc.	Westfield Financial, Inc.
Hingham Institution for Savings	Beacon Federal Bancorp Inc.
SI Financial Group, Inc.	Chemung Financial Corp.
Evans Bancorp, Inc.	New England Bancshares
Oneida Financial Corp.	Elmira Savings Bank
Naugatuck Valley Financial Corp.	Salisbury Bancorp, Inc.
Chicopee Bancorp, Inc.	Central Bancorp, Inc.
PSB Holdings, Inc. (MHC)	Lake Shore Bancorp Inc.
Jeffersonville Bancorp	Greene County Bancorp Inc. (MHC)
Pathfinder Bancorp Inc.	BSB Bancorp Inc.
Peoples Federal Bancshares Inc.

Impact of Performance on Cash Compensation  - Incentive Bonus Plan

The Company implements our objective of relating pay to individual and Company performance by paying variable performance bonuses. Bonuses are based on the level of individual and Company performance measured against strategic criteria in the following categories: (1) financial performance (net income, net interest income); and (2) business and process improvement (core deposit growth, and loan growth). Results of this program during 2013 are discussed below under “Elements of Compensation - Incentive Bonus Plan.”

Equity Compensation Plan

During fiscal 2008, our Board of Directors and stockholders approved our 2008 Plan and our Compensation Committee made grants under the 2008 Plan to our executive officers. In designing the program, the Compensation Committee considered the fundamental change that occurred to our Company in its mutual to stock conversion and that, prior to the conversion, the Company was not able to offer any forms of equity compensation. The Compensation Committee also considered the significant change in duties and responsibilities of our executive officers resulting from the change in corporate form and the significant increase in capital from the conversion and our officers’ ability to deploy such capital in a safe and sound manner. We designed the equity incentive program to reward the long-term efforts of our executive officers to increase returns to our stockholders and to be competitive with similar programs at other institutions. In structuring the program, we considered the prevalence among recently converted peer companies of making a large initial post-conversion equity grant with a long vesting period and the applicability of this practice to the Company, taking into account all elements of compensation paid to our executive officers. The 2008 Plan is intended to promote the continuity of our executive leadership team by imposing lengthy vesting requirements and to enable them to focus on improving the long-term performance of the Company. The Compensation Committee has not made and does not expect to make grants on an annual basis to our executive officers under the 2008 Plan.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

We attempt to maximize the tax benefits related to compensation expense, however, tax considerations are not a compelling factor in determining compensation. The Compensation Committee intends for all compensation to be compliant under Rule 162(m) of the Internal Revenue Code to permit us to realize tax benefits of all compensation paid to the named executive officers; however, none of the officers currently receive compensation close to the $1,000,000 threshold. Additionally, employment agreements with executives provide for the reduction of payments in the event of a change in control should such payments constitute “excess parachute payments” under Section 280G of the Internal Revenue Code.

Elements of Compensation

The compensation package for executive officers is comprised of four main components: base salary, incentive bonus plan, retirement benefits, and equity incentive awards.

Base Salary

Base salaries are intended to be competitive relative to similar positions at companies of comparable size in our business so that we may attract and retain high quality employees. The Compensation Committee has the discretion to adjust salaries based on skill level of the executive, and generally benchmark’s named executive officer salaries around the 50th percentile of other companies in the peer group. In July 2012, the Compensation Committee reviewed executive salaries, performance and competitive market pay practices (see “Compensation Program Design – Use of Compensation Survey”), and based on such assessment, recommended an increases to Messrs. Michel, Marsh and DeBonis base salaries of 3.00%. Mr. Kettles commenced employment with us in July 2012.

Incentive Bonus Plan

We have adopted an annual incentive plan that provides for a variable cash payment opportunity based on individual and Company performance. The bonus plan compensates executives up to 20% of their base salary for obtaining short-term goals and objectives, which the Compensation Committee designs to promote long-term growth and enhanced stockholder value. The Compensation Committee designates targeted objective criteria, primarily financial results, at the beginning of the year based on our profit plan targets and also subjective criteria, often based on specific personal goals for the year. For fiscal 2013, the objective financial performance criteria included targeted:

●	Net income and earnings per share;
●	Deposit growth;
●	Loan quality (measured by delinquency rates); and
●	Loan production

Based on the Compensation Committee’s determination of the achievement of the objective criteria set forth above, Messrs. Kettles and Michel were awarded bonus payments of $26,250 and $13,940, respectively for fiscal 2013, as both achieved certain of their targeted objective and personal goals.

Equity Incentive Awards

In fiscal 2008, our Compensation Committee made one-time awards as a result of the factors considered above to all of our executive officers in the form of both shares of restricted stock and stock options. In fiscal 2011, our Compensation Committee made an additional one-time grant in the form of stock options to Mr. Marsh. In fiscal 2012, our Compensation Committee made an additional one-time grant in the form of stock options to Mr. Welch. In fiscal 2013, our Compensation Committee made a one-time grant in the form of both stock options and shares of restricted stock to Mr. Kettles upon Mr. Kettles joining us in July 2012.  Other than as set forth above, none of our named executive officers received stock or option awards during fiscal 2011, fiscal 2012 or fiscal 2013.

For future grants, the Compensation Committee will determine the schedule upon which awards vest, which may consist of time-based or performance-based vesting. Most awards will not vest more rapidly than 20% per year over five years from the date of grant, except that in the event of death or disability of the participant or a change in control of Hampden Bancorp, all as defined in the 2008 Plan, each outstanding award under the 2008 Plan will immediately become fully vested and each option will be exercisable for the remainder of its term, unless otherwise modified as allowed under the 2008 Plan. The awards granted to Mr. Welch in 2012 vest over four years.

Retirement Benefits

Retirement benefits have become an important element of a competitive compensation program for attracting senior executives, especially in the financial services industry.. Our executive compensation program currently includes (i) a 401(k) plan which enables our employees to supplement their retirement savings with elective deferral contributions with matching contributions by us at specific levels, and (ii) an employee stock ownership plan that allows participants to accumulate retirement benefits in employer stock at no cost to the participant. See “—Benefit Plans” below. Also, all of our named executive officers have Executive Salary Continuation Arrangements, or ESCAs. The ESCAs provide a benefit based on years of service that consist of a fixed dollar amount. See “—Pension Benefits” and “—Executive Salary Continuation Arrangements.”  We have also entered into split dollar life insurance arrangements and salary continuation agreements with Mr. Michel, which provide for retirement and death benefits.  Such arrangements include a provision that a portion of the premium obligation is funded or forgiven if such persons remain an employee of Hampden Bank in good standing until a designated retirement date.  See also “—Split Dollar/Salary Continuation Agreements” below.

Employment Agreement

On October 5, 2012, we entered into an employment agreement with Mr. Welch (the “Executive”), which we refer to as the employment agreement. Our continued success depends to a significant degree on the skills and competence of the Executive, and the employment agreement is intended to ensure that we maintain a stable and competent management base. Under the agreement, Hampden Bancorp will make any payments not made by Hampden Bank under its agreement with the executive, but the executive will not have duplicative payments.

The initial term of the agreement with the Executive is three years. The term automatically extends at the conclusion of the initial term for a successive term of twelve months, unless notice not to renew is given by either party, or unless the agreement is earlier terminated by the parties. Following termination of the Executive’s employment, the Executive must adhere to non-competition and non-solicitation restrictions for one year. The employment agreement provides that the Executive’s base salary will be reviewed annually. The base salary that is currently effective for such employment agreement for Mr. Welch is $215,250. In addition to the base salary, the employment agreement provides for, among other things, participation in stock benefits plans and other fringe benefits applicable to Executive personnel. The employment agreement provides for termination by Hampden Bank or Hampden Bancorp for “cause,” as defined in the employment agreement, at any time. If Hampden Bank or Hampden Bancorp chooses to terminate the Executive’s employment without “cause,” or if the Executive resigns from Hampden Bank or Hampden Bancorp with “good reason” as defined in the employment agreement, the Executive will receive an amount equal to the remaining base salary payments due to the Executive for the remaining term of the employment agreement, the benefits that he would have received under any retirement programs in which he participated for the remaining term of the employment agreement, and the right to continue to participate in any benefit plans of Hampden Bank that provide life insurance for the remaining term of the employment agreement. In addition, Hampden Bank and/or Hampden Bancorp would also continue and/or pay for the executive’s health and dental coverage for 18 months or at such earlier date as the Executive becomes eligible for coverage under another employer’s group coverage.

Our employment agreement with the Executive also provides certain termination and change in control benefits and payments identified below in “—Potential Payments On Termination or Change In Control.”  Under these agreements, in the event of a change in ownership or control within the meaning of section 409A of the Internal Revenue Code, if the Executive is offered employment with Hampden Bank or its successor that is comparable in terms of compensation and responsibilities, and the Executive stays for six months after the change in ownership or control is completed, the Executive shall receive a lump sum payment in the amount of three months base salary. In addition, under the agreement, if within the period ending two years after a change in control as defined in the agreements, Hampden Bank or Hampden Bancorp terminates the Executive without “cause” or the Executive resigns with “good reason”, as defined in the agreement, the Executive would be entitled to a severance payment equal to two times the average of his annual compensation for the five preceding taxable years. We would also continue and/or pay for the Executive’s health and dental coverage for 18 months or at such earlier date as the Executive becomes eligible for coverage under another employer’s group coverage. Additionally, the Executive would continue to participate in any benefit plans that provided life insurance and would receive the benefits he would have received under any retirement programs in which he participated for 24 months following his termination of employment (other than where prohibited by express plan terms, or by applicable law). Under the terms of the employment agreement, if the severance and other benefits provided for in the agreements or otherwise payable to the executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and (ii) would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

All of our rights and obligations under our employment agreement with Mr. Burton terminated effective December 31, 2012.

Change in Control Agreements

We have entered into a change in control agreements with Messrs. Michel and Kettles, and we were previously party to change in control agreements with Messrs. Marsh and DeBonis. The change in control agreements have a one-year term. In November 2012, the Board of Directors of Hampden Bank extended the agreement for an additional year because we believe that it is in the best interest of the Company and our stockholders to provide our executive officers with an incentive to continue their employment and to motivate the executive officers to maximize the value of the Company upon a change in control for the benefit of our stockholders. Under the agreement, in the event of a change in ownership or control within the meaning of section 409A(a)(2)(A)(v) of the Internal Revenue Code, if Messrs. Michel or Kettles are offered employment with Hampden Bank or its successor that is comparable in terms of compensation and responsibilities, and he stays for six months after the change in ownership or control is completed, he shall receive a lump sum payment in the amount of three months base salary. If, within a period ending two years after a change in control (as defined in the agreement), Hampden Bank or Hampden Bancorp or their successors terminates his employment without “cause” (as defined in the agreement), or if he voluntarily resigns with “good reason” (as defined in the agreement), he will receive a severance payment under the agreements equal to two times his average annual compensation for the five most recent taxable years. Hampden Bank will also continue health, dental and disability benefit coverage for 18 months following termination of employment. The agreement limits payments made to Messrs. Michel and Kettles in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G of the Internal Revenue Code, which provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control.

All of our rights and obligations under our change in control agreements with Messrs. Marsh and DeBonis terminated effective June 14, 2013.

Split Dollar/Salary Continuation Agreements

We have entered into a split-dollar life insurance agreement with Mr. Michel under which we advance premiums to fund life insurance policies that are owned by the executive. The policy is collaterally assigned to Hampden Bank to secure the repayment of premiums upon termination of employment. At the time that Hampden Bank entered into the split dollar agreement, it also entered into a salary continuation agreement (“SCA” and together with the split dollar life insurance agreement “Split Dollar / Salary Continuation Agreement”) with Mr. Michel under which a portion of the premium obligation is funded or forgiven if the executive remains an employee of Hampden Bank in good standing until a designated retirement date or is terminated in connection with a change in control. Mr. Michel will be provided a lump sum payment under his salary continuation agreement. The lump sum benefit under the SCA for Mr. Michel is $409,000.

Split Dollar Life Insurance Agreements

Hampden Bank has entered into substantially similar split dollar life insurance agreements (“SDLI Agreements”) with certain officers of the Bank, including Messrs. Welch, Kettles, and Michel.

The SDLI Agreements are intended to be non-equity, endorsement split dollar agreements, with respect to certain life insurance policies issued by a duly licensed life insurance company identified in the SDLI Agreements. The insurance policies are to be treated as “bank owned life insurance.”  Pursuant to the SDLI Agreements, Hampden Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to keep the insurance policies in force. Upon the death of an executive officer while employed by Hampden Bank, the division of the death proceeds of his insurance policy shall be as follows:  the executive officer’s designated beneficiary(ies) will be entitled to payment from the policy proceeds directly from the insurer of an amount equal to the lesser of:

(i)            a specified dollar amount ($1.0 million in the case of Mr. Welch; and $350,000 in the cases of Messrs. Kettles and Michel); or

(ii)           The Net Death Benefit.  The “Net Death Benefit” shall be the death benefit payable under the terms of the policy reduced by the aggregate premiums paid by the Bank.

Hampden Bank shall at all times be entitled to one hundred percent (100%) of the insurance policies’ cash values, less any policy loans and unpaid interest or cash withdrawals previously incurred by Hampden Bank.

All of our rights and obligations under our SDLI Agreements with Messrs. Marsh and DeBonis terminated effective June 14, 2013.

Executive Salary Continuation Agreements

We have entered into non-qualified deferred compensation agreements which are referred to as executive salary continuation agreements (“ESCAs”) with Messrs. Welch, Michel, and Kettles for the purpose of supplementing retirement benefits provided under Hampden Bank’s Pension Plan. Benefits are expressed as a life annuity with annual payments of $60,000 for Mr. Welch, $50,000 for Mr. Kettles and $30,000 for Mr. Michel. Benefits under these ESCAs may be funded under a “rabbi” trust. The agreements provide that the executives will receive a monthly supplemental retirement income benefit until the death of the executive following retirement at or after age 65 for Messrs. Welch and Kettles, and age 62 for Mr. Michel. In the event an executive dies prior to retirement, a pre-retirement death benefit is paid to his beneficiary. The ESCAs also provide for a benefit in the event an executive terminates service with Hampden Bank, voluntarily or involuntarily, prior to attaining retirement age for reasons other than cause, as defined in the ESCAs, including a change in control. Under these circumstances, the executive shall receive the benefits promised in his ESCA upon attaining normal retirement age, as if the executive had been continuously employed by the Bank until said normal retirement age.  If an executive’s service with us is terminated due to a disability before he attains age 65, the executive will immediately receive the retirement benefit as if he had reached retirement age.

Hampden Bank entered into a grantor or "rabbi" trust agreement with an independent trustee. The grantor trust has been established to hold assets that Hampden Bank may contribute for the purpose of making benefits payments under the ESCAs. Funds held in the trust remain at all times subject to the claims of Hampden Banks' creditors in the event of Hampden Bank's insolvency.

All of our rights and obligations under our ESCAs with Messrs. Marsh and DeBonis terminated effective June 14, 2013.

Summary Compensation Table

The following table sets forth certain summary information regarding the compensation paid or accrued by us to or for the account of (1) our current Chief Executive Officer, (2) our prior Chief Executive Officer, and (3) our two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended June 30, 2013 and were serving as executive officers as of such date. The table includes two additional executives who would have been among the two most highly compensated executive officers except for the fact that they were not serving as executive officers of the Company as of the end of June 30, 2013.

Name	Year (1)	Salary($)	Bonus($)	Stock Awards($)(2)	Option Awards($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(4)	All Other Compensation ($)(5)	Total($)
Glenn S. Welch	2013	205,000	-	-	-	25,099	25,256	255,355
President and Chief Executive Officer	2012	193,670	20,580	-	51,675	23,748	21,554	311,227
	2011	178,600	-	-	-	23,085	32,981	234,666
Luke D. Kettles (6)	2013	175,000	33,250	37,530	33,440	8,044	-	287,264
Chief Lending Officer	2012	-	-	-	-	-	-	-
	2011	-	-	-	-	-	-	-
Robert J. Michel	2013	139,403	13,940	-	-	55,599	31,526	240,468
Senior Vice President	2012	135,342	18,405	-	-	52,060	30,610	236,417
	2011	131,400	6,570	-	-	50,046	30,825	218,841
Thomas R. Burton (7)	2013	112,125	-	-	-	-	21,438	133,563
	2012	301,172	30,234	-	-	93,120	40,766	435,058
	2011	292,400	-	120,000	-	113,579	71,092	597,071
William D. Marsh III (8)	2013	139,389	-	-	-	56,808	200,022	396,219
	2012	141,900	19,297	-	-	43,968	17,812	222,977
	2011	141,900	7,095	-	11,500	42,579	18,380	221,454
Richard L. DeBonis (9)	2013	110,667	-	-	-	27,846	156,883	295,396
	2012	110,416	15,016	-	-	49,718	13,891	189,041
	2011	107,200	5,360	-	-	60,846	13,885	187,291

(footnotes on following page)

(1)	Fiscal year-end is June 30.

(2)
Reflects the grant date fair value of restricted stock awards granted to our executive officers under our 2008 Equity Incentive Plan. The grant date fair value of the stock awards has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718. A discussion of the assumptions used in calculating the award values may be found at footnote 15 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (the “2012 Form 10-K”).

(3)
Reflects the grant date fair value of stock option awards granted to our executive officers under our 2008 Equity Incentive Plan. The grant date fair value of the stock options has been computed in accordance with the stock based accounting rules under FASB ASC Topic 718. A discussion of the assumptions used in calculating the award values may be found at footnote 15 to our consolidated financial statements in our 2013 Form 10-K.

(4)	This column reflects the aggregate increase in the actuarial present value of the executive officers accumulated benefit under the Executive Salary Continuation Arrangements.

(5)	Details of the amounts reported in the “All Other Compensation” column for fiscal 2013 are provided in the following table.

(6)	Mr. Kettles commenced employment with us on July 1, 2012.

(7)	Mr. Burton retired as of December 31, 2012.

(8)	Mr. Marsh left the Company effective as of June 14, 2013.

(9)	Mr. DeBonis left the Company effective as of June 14, 2013.

		Mr. Welch	Mr. Kettles	Mr. Michel	Mr. Burton	Mr. Marsh	Mr. DeBonis
Employer contributions to	2013	$8,708	$-	$6,098	$3,098	$6,618	$10,509
401(k) Plan	2012	$7,118	$-	$5,536	$9,507	$5,960	$4,800
	2011	$7,075	$-	$5,517	$9,690	$6,227	$4,704
Imputed income under	2013	$-	$-	$14,000	$-	$-	$-
split dollar agreements	2012	$-	$-	$14,000	$28,916	$-	$-
	2011	$-	$-	$14,000	$28,916	$-	$-
Employer contributions to	2013	$16,548	$-	$11,428	$18,340	$11,981	$9,323
ESOP Plan	2012	$14,436	$-	$11,144	$19,489	$11,852	$9,091
	2011	$13,929	$-	$11,253	$19,367	$12,153	$9,181
	2013	$-	$-	$-	$-	$-	$-
Perquisites (1)	2012	$-	$-	$-	$13,426	$-	$-
	2011	$11,977	$-	$-	$13,001	$-	$-
Severance Payments	2013	$-	$-	$-	$-	$181,423	$137,051

(1)
The perquisites for Mr. Welch for fiscal 2011 include a $4,597 car allowance and a $7,380 country club allowance. The perquisites for Mr. Burton for fiscal 2012 include a $7,047 car allowance, a $1,500 executive dining membership for business development and a $4,879 country club allowance. The perquisites for Mr. Burton for fiscal 2011 include a $6,581 car allowance, a $1,500 executive dining membership for business development and a $4,920 country club allowance.

Grants of Plan-Based Awards

The following table sets forth information regarding stock options and restricted stock awards to our named executive officers during the fiscal year ended June 30, 2013.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Luke D Kettles	8/7/2012	3,000			$37,530
Luke D Kettles	8/7/2012		10,000	$12.51	$33,440

(1)
Refers to awards of restricted shares of our common stock under the 2008 Equity Incentive Plan. These awards granted to Mr. Kettles have a five-year time based vesting schedule, with one fifth of such award vesting after each one year period.  See footnote 15 to our consolidated financial statements for the year ended June 30, 2013, filed with our 2013 Form 10-K for assumptions made in valuation.

(2)
Refers to awards of stock options under the 2008 Equity Incentive Plan. These awards granted to Mr. Kettles have a five-year time based vesting schedule, with one fifth of such award vesting after each one year period.  See footnote 15 to our consolidated financial statements for the year ended June 30, 2013, filed with our 2013 Form 10-K for assumptions made in valuation.

Narrative Disclosure to Summary Compensation Table

See the sections titled “— Compensation Discussion and Analysis —Elements of Compensation”.

Severance Payments

The severance payments for Messrs. Marsh and DeBonis were equal to the average of their last five calendar years total taxable income.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding stock option and restricted stock awards granted to our named executive officers that were outstanding as of June 30, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Glenn S. Welch	55,000	-	10.90	April 29, 2018	-	-
Glenn S. Welch	3,750	11,250	12.09	November 29, 2021	-	-
Luke D. Kettles	-	10,000	12.51	August 7, 2022	3,000	44,730
Robert J. Michel	29,400	-	10.90	April 29, 2018	-	-
Thomas R. Burton	53,700	-	10.90	April 29, 2018	-	-
William D. Marsh	25,000	-	10.90	April 29, 2018	-	-
William D. Marsh	5,000	-	10.00	September 7, 2020	-	-
Richard L. DeBonis	25,000	-	10.90	April 29, 2018	-	-
(footnotes on following page)

(1)
Options for Mr. Welch vest as to 25% of the shares subject to the grant on November 29, 2011 and an additional 25% of the shares subject to the grant vest November 29 of each year thereafter, subject to the executive’s continued service on the relevant vesting dates. Options for Mr. Kettles vest as to 20% of the shares subject to the grant on August 7, 2012 and an additional 20% of the shares subject to the grant vest August 7 of each year thereafter, subject to the executive’s continued service on the relevant vesting dates.

(2)
Shares of our restricted stock vest as to 20% of the shares subject to the grant on August 7, 2012 and an additional 20% of the shares subject to the grant vest August 7 of each year thereafter, subject to the executive’s continued service on the relevant vesting dates.

(3)	The market value of unvested restricted stock is based upon the closing price of our common stock on June 28, 2013, of $14.91 per share.

Option Exercises and Stock Vested

The following table provides information concerning the value realized on option award exercise and vesting of stock awards for each named executive officer, on an aggregate basis, during the fiscal year ended June 30, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Glenn S. Welch	-	-	6,360	105,576
Luke D. Kettles	-	-	-	-
Robert J. Michel	600	6,540	4,450	73,870
Thomas R. Burton	20,000	218,000	-	-
William D. Marsh	-	-	3,800	63,080
Richard L. DeBonis	-	-	2,550	42,330

(1)	The value realized on vesting is based upon the closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation earned by our named executive officers during the fiscal year ended June 30, 2013.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($) (1) (2)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawls/ Distrbutions ($)	Accumulated Benefit at June 30, 2013 ($)
Glenn S. Welch	$-	$25,099	$-	$-	$146,889
Luke D. Kettles	$-	$8,044	$-	$-	$11,219
Robert J. Michel	$-	$55,599	$-	$-	$354,834
William D. Marsh	$-	$56,808	$-	$-	$-
Richard L. DeBonis	$-	$27,846	$-	$-	$-

(1)	Represents amounts contributed by us for the ESCAs and the Split Dollar/Salary Continuation Agreements. All amounts representing contributions by us are included in the Summary Compensation Table.
(2)	Includes amounts reported in the Summary Compensation Table for fiscal 2013 in amounts of $25,099 for Mr. Welch; $8,044 for Mr. Kettles; and $55,599 for Mr. Michel.

Benefit Plans

401(k) Plan

 We sponsor the Hampden Bank SBERA 401(k) Plan, a tax-qualified defined contribution plan, for all of our employees who have satisfied the plan eligibility requirements. Employees who have attained age 21 may begin deferring compensation as of the first day of the month following the completion of twelve months of employment with Hampden Bank.   The 401(k) Plan permits each participant to make pre-tax salary deferrals in an amount up to 75% of compensation. Participants in the 401(k) Plan may modify the amount contributed to the 401(k) Plan, effective on the first day of the month, by filing a new deferral agreement with the plan administrator at least 15 days prior to the effective date of the modification. We have discretion under the 401(k) Plan to make matching contributions. We contribute an amount equal to 3% of each employee’s compensation for the plan year to their participation account and will make matching contributions equal to 50% of the first 2% of each participant’s deferred compensation for the plan year.

Employee Stock Ownership Plan

In connection with the conversion, we and Hampden Bank authorized the adoption of an ESOP for eligible employees of Hampden Bank. Eligible employees who had attained age 21 and had been employed by us for three months at the closing date of the conversion are eligible to participate in the ESOP. Thereafter, new employees of Hampden Bank who have attained age 21 and completed 1,000 hours of service during a continuous 12-month period are eligible to participate in the ESOP as of the first entry date following completion of the ESOP's eligibility requirements.

Participants vest in the benefits allocated under the ESOP at a rate of 20% per year for each year of continuous service with Hampden Bank over a five-year period. A participant will become fully vested at retirement, upon death or disability or upon termination of the ESOP. Benefits can be distributable over a period of time upon a participant's separation from service. Any unvested shares that are forfeited upon a participant's termination of employment will be reallocated among the remaining ESOP participants.

Plan participants are entitled to direct the plan trustee on how to vote common stock credited to their accounts. The trustee will vote allocated shares held in the employee stock ownership plan as instructed by the plan participants and unallocated shares and allocated shares for which no instructions are received will be voted in the same ratio on any matter as those shares for which instructions are given, subject to the fiduciary responsibilities of the trustee.

The ESOP must meet certain requirements of the Internal Revenue Code and the Employment Retirement Income Security Act of 1974, as amended. We have filed a request for a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the ESOP.

Executive Salary Continuation Agreements and Split Dollar / Salary Continuation Agreements

For information relating to retirement benefits pursuant to the terms of Executive Salary Continuation Agreements and Split Dollar / Salary Continuation Agreements, see “Executive Officer and Director Compensation —Elements of Compensation —Executive Salary Continuation Agreements and —Split Dollar / Salary Continuation Agreements.”

Potential Payments On Termination Or Change In Control

The following table shows the potential payments and benefits under our compensation and benefit plans and arrangements to which named executive officers would be entitled upon termination of employment, a change in control of the Company, or a change in the executive’s responsibilities. For each executive, it is assumed that the triggering event or events occurred on June 28, 2013 (which was the last business day of our most recently completed fiscal year).  Information is not provided for Messrs. Burton, DeBonis and Marsh because such individuals were not employed by the Company as of June 28, 2013.  For information relating to our employment and change of control agreements with our named executive officers, see “Compensation Discussion and Analysis—Employment Agreements,” “—Change In Control Agreements,” “—Split Dollar/Salary Continuation Plans,” and “—Executive Salary Continuation Arrangements.”

Disability	Glenn S. Welch	Luke D. Kettles	Robert J. Michel
Nonqualified Deferred Compensation (1)	$883,066	$784,930	$373,261
Split Dollar/Salary Continuation (2)	$-	$-	$210,000
Acceleration of unvested equity awards (3)	$31,725	$68,730	$-
Disability Assistance Benefit (4)	$78,373	$69,580	$53,295
Health Insurance	$22,061	$5,683	$5,683

(1)	Represents the present value of payments of $60,000 a year for Mr. Welch, $50,000 a year for
Mr. Kettles, and $30,000 a year for Mr. Michel beginning on June 30, 2013 until estimated death of 82 years old.
(2)	Represents the disability benefit Mr. Michel would receive under the salary continuation plan.
(3)	Value upon termination is calculated using a fair value for our common stock of $14.91 per share, the closing price of our common stock on The Nasdaq Global Market on June 28, 2013.
(4)	Represents the amount that each executive would receive under the Hampden Bank short-term disability assistance benefit.

Death	Glenn S. Welch	Luke D. Kettles	Robert J. Michel
Nonqualified Deferred Compensation (1)	$146,889	$11,219	$354,834
Lump Sum - Life Insurance (2)	$1,050,000	$400,000	$400,000
Split Dollar/Salary Continuation (3)	$-	$-	$248,211
Acceleration of unvested equity awards (4)	$31,725	$68,730	$-

(1)	Represents the accrued liability as of June 30, 2013.
(2)	Represents the Hampden Bank employee life insurance benefit and the payout from Bank Owned Life Insurance Agreements.
(3)	Represents the death benefit Mr. Michel would receive under their split dollar plan.
(4)	Value upon termination is calculated using a fair value for our common stock of $14.91 per share, the closing price of our common stock on The Nasdaq Global Market on June 28, 2013.

Retirement or Resignation	Glenn S. Welch	Luke D. Kettles	Robert J. Michel
Nonqualified Deferred Compensation (1)	$146,889	$11,219	$354,834

(1)	Represents the accrued liability as of June 30, 2013.

Discharge Without Cause or Resignation With Good Reason - No Change In Control	Glenn S. Welch	Luke D. Kettles	Robert J. Michel
Nonqualified Deferred Compensation (1)	$566,121	$550,667	$352,691
Lump Sum - Cash Payment (2)	$111,042	$-	$-
Split Dollar/Salary Continuation (3)	$-	$-	$210,000

(1)	Represents the present value of payments of $60,000 a year for Mr. Welch beginning on the month after he turns
65 years old, $50,000 a year for Mr. Kettles beginning on the month after he turns 65 years old, and $30,000 a year for Mr. Michel beginning on the month after he turns 62 years old, until estimated death of 82 years old.
(2)	Represents the lump sum cash payment Mr. Welch would receive under his employment agreement.
(3)	Represents the benefit Mr. Michel would receive under the salary continuation plan.

Discharge Without Cause or Resignation With Good Reason - Change In Control Related	Glenn S. Welch	Luke D. Kettles	Robert J. Michel
Nonqualified Deferred Compensation (1)	$566,121	$550,667	$352,691
Lump Sum - Cash Payment (2)	$361,652	$189,000	$261,403
Health Insurance	$22,061	$5,683	$5,683
Split Dollar/Salary Continuation (3)	$-	$-	$210,000
Acceleration of unvested equity awards (4)	$31,725	$68,730	$-

(1)	Represents the present value of payments of $60,000 a year for Mr. Welch beginning on the month after he turns
65 years old, $50,000 a year for Mr. Kettles beginning on the month after he turns 65 years old, and $30,000 a year for Mr. Michel beginning on the month after he turns 62 years old, until estimated death of 82 years old.
(2)	Represents the lump sum cash payment Mr. Welch would receive under his employment agreement or the lump sum cash payments Messrs. Kettles and Michel would receive under their change in control agreements.
(3)	Represents the benefit Mr. Michel would receive under the salary continuation plan.
(4)	Value upon termination is calculated using a fair value for our common stock of $14.91 per share, the closing price of our common stock on The Nasdaq Global Market on June 28, 2013.

Director Compensation

The following table presents director compensation for the fiscal year ended June 30, 2013.

Name	Fees	Change in Pension Value and Nonqualified Deferred Compensation Earnings (1)	Total
Thomas R. Burton (4)	$15,400	$-	$15,400
Judith E. Kennedy (3)	$22,925	$3,328	$26,253
Richard J. Kos (3)	$30,925	$8,352	$39,276
Stanley Kowalski, Jr. (3)	$28,925	$5,760	$34,684
Kathleen O'Brien Moore (3)	$22,875	$5,527	$28,402
Arlene Putnam (3)	$28,925	$12,405	$41,329
Mary Ellen Scott (3)	$28,375	$13,078	$41,453
Linda M. Silva Thompson (3)	$22,925	$3,811	$26,736
Richard D. Suski (3)	$23,525	$3,124	$26,648
Stuart F. Young, Jr. (2) (3)	$10,433	$6,394	$16,827

(1)
Represents contributions by the Company. Hampden Bank has entered into non-qualified supplemental retirement plans with certain of its non-employee directors that pay benefits in the form of a 10-year, term certain annuity in an annual amount of up to 50% of their annual director’s fees.  Benefits are also paid in the case of death and disability and there is a reduced benefit that is paid in case of certain termination of service prior to retirement.

(2)
Mr. Young retired as a Director of the Company and the Bank effective as of February 19, 2013. Mr. Young continued to serve as a consultant to the Board of Directors, without compensation, until April 30, 2013.

(3)
Each director, except Mr. Burton, has an aggregate of 15,000 shares of stock option awards outstanding at June 30, 2013. The grant date fair value of each director’s stock option award was $42,853. The grant date fair value of stock option awards have been computed in accordance with the stock based accounting rules under FASB ASC Topic 718. A discussion of the assumptions used in calculating the award values may be found at footnote 15 to our consolidated financial statements in our 2013 Form 10K.

(4)	Mr. Burton began receiving fees as a non-employee director following his retirement as the Company’s Chief Executive Officer on December 31, 2012.

Each of our non-employee directors receives $950 per meeting of the Board of Directors. In addition, each member of a committee of either Hampden Bancorp or Hampden Bank receives $550 per meeting, except that Audit Committee members will receive $650 per meeting and the chair will receive $750 per meeting. In addition, each non-employee director receives a stipend of $550 per meeting for training.

Non-employee directors receive a $9,500 annual retainer and the chairman receives a $11,500 annual retainer. It is anticipated that the Board of Directors of Hampden Bank and Hampden Bancorp will each meet six times a year. In the event that the Hampden Bancorp board meets immediately before or after a Hampden Bank board meeting the directors will not receive compensation with respect to the Hampden Bank meeting.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee are Mary Ellen Scott (Chair), Stanley Kowalski, Jr., Richard J. Kos, and Arlene Putnam. No person now serving as a member of the Compensation Committee is a current or former officer or employee of Hampden Bancorp or Hampden Bank or engaged in certain transactions with Hampden Bancorp or Hampden Bank that are required to be disclosed pursuant to any rules promulgated by the SEC. Additionally, there are no compensation committee “interlocks,” which generally means that no executive officer of Hampden Bancorp or Hampden Bank served as a director or member of the compensation committee of another entity, one of whose executive officers serves as a director or member of the Compensation Committee.

Compensation Committee Report

The Compensation Committee of Hampden Bancorp, Inc. has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this Proxy Statement, with our management. Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

Members of The Compensation Committee

  Mary Ellen Scott (Chair)
Richard J. Kos
 Stanley Kowalski, Jr., Ph.D.
Arlene Putnam

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, we make loans to our directors and executive officers and related persons and entities for the financing of homes, as well as home improvement, consumer and commercial loans. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and neither involve more than normal risk of collectability nor present other unfavorable features.

The Sarbanes-Oxley Act generally prohibits loans by Hampden Bancorp to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Hampden Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Hampden Bank is, therefore, prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public, except for loans made pursuant to programs generally available to all employees. Notwithstanding this rule, federal regulations permit Hampden Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Policies and Procedures Regarding Transactions with Related Persons

Our Audit Committee has adopted a written policy which provides procedures for the review, approval or ratification of certain transactions required to be reported under applicable rules of the SEC. Pursuant to the Audit Committee Charter, unless otherwise reviewed by a committee of independent directors, the Audit Committee shall approve all related party transactions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Holders of Voting Securities Of Hampden Bancorp, Inc.

The following table sets forth information as of August 22, 2013 with respect to the beneficial ownership of our outstanding Common Stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the Common Stock.  Percentage of ownership is based on 5,640,444 shares of Common Stock outstanding on August 22, 2013.

Name and Address of Beneficial Owner	Number of Shares; Nature of Beneficial Ownership	Percent of Common Stock Owned

Hampden Bank Employee Stock Ownership Plan (2) 19 Harrison Ave. Springfield, MA 01102 (First Bankers Trust Services, Trustee)	614,321	10.9%
Investors of America, Limited Partnership (1) 135 North Meramec Avenue Clayton, MO 63105	577,000	10.2%
MHC Mutual Conversion Fund, L.P. (3) 100 Crescent Court, Suite 575 Dallas, TX 75201	380,384	6.7%

(1)	Based solely on a Schedule 13-G/A filed by Investors of America, Limited Partnership, on February 6, 2013. The filer claimed sole voting and dispositive power over all of the shares.
(2)
Reflects shares held in the ESOP for the benefit of employees of the Company as of August 22, 2013. Includes 381,595 shares that have not been allocated to participants’ accounts. Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants. Under the terms of the ESOP, the Trustee has sole investment authority and shares voting authority over the shares in the ESOP. The Trustee, however, is subject to fiduciary duties under ERISA. The Trustee disclaims beneficial ownership of the shares of common stock held in the ESOP.

(3)
Based solely on a Schedule 13D/A filed by Clover Partners, L.P. on May 1, 2013 on behalf of MHC Mutual Conversion Fund, L.P., a Texas limited partnership (the “Fund”), Clover Partners, L.P., a Texas limited partnership and the general partner of the Fund (the “GP”), Clover Investments, L.L.C., a Texas limited liability company and the general partner of the GP (“Clover”), and Michael C. Mewhinney, the principal of Clover (collectively, the “MHC Mutual Conversion Fund Group”).  The Fund may direct the vote and disposition of 377,732 shares of Common Stock it holds directly. The GP serves as the investment adviser and general partner to the Fund and may direct the vote and disposition of the 377,732 shares of Common Stock held by the Fund. Clover serves as the general partner of the GP and may direct the GP to direct the vote and disposition of the 377,732 shares of Common Stock held by the Fund. As the manager of Clover, Mewhinney may direct the vote and disposition of the 377,732 shares of Common Stock held by the Fund.  Additionally, Mewhinney may direct the vote and disposition of 2,652 shares of Common Stock he holds directly.

Stock Owned by Management of Hampden Bancorp, Inc.

The following table sets forth information regarding the beneficial ownership of our common stock as of August 22, 2013 by (1) each director, (2) each nominee for election as director, (3) each of the named executive officers named in the summary compensation table of this proxy statement and (4) all current directors and executive officers as a group.  Percentage of ownership is based on 5,640,444 shares of Common Stock outstanding on August 22, 2013.

Name of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Percentage of Ownership
Thomas R. Burton Director (3)	143,991	2.53%
Richard L. DeBoins	42,192	*
Judith E. Kennedy Director (9)	24,338	*
Luke D. Kettles Chief Lending Officer (8)	2,980	*
Richard J. Kos Chairman of the Board of Directors (4)	27,509	*
Stanley Kowalski, Jr. Director (9)	37,338	*
William D. Marsh III	44,758	*
Robert J. Michel Senior Vice President (10)	71,834	1.27%
Kathleen O'Brien Moore Director (9)	22,838	*
Arlene Putnam Director (9)	24,668	*
Mary Ellen Scott Director (9)	32,338	*
Linda M. Silva Thompson Director (5)	27,188	*
Richard D. Suski Director (6)	33,338	*
Glenn S. Welch Chief Executive Officer, President and Director (7)	103,766	1.82%
All other executive officers (11)	148,647	N/A
All Directors and executive officers as a group (16 persons) (11)	787,723	13.07%

* Less than 1% of common stock outstanding

(footnotes continued on following page)

(1)	The address of each beneficial owner listed above is c/o Hampden Bancorp, Inc., 19 Harrison Ave., Springfield, MA 01102.
(2)
Based on information provided by the respective beneficial owners and on filings with the SEC made pursuant to the Exchange Act. “Shares of Common Stock Beneficially Owned” include shares held directly or indirectly, including (a) shares held in joint tenancy or tenancy in common and (b) shares allocated to the account of the individual through deferred compensation or employee benefit plans of the Company or Hampden Bank. Each person whose shares are included herein is deemed to have sole or shared voting and investment power as to the shares reported, except as otherwise indicated.

(3)
Shares reported as beneficially owned by Mr. Burton include 5,000 shares owned by Mr. Burton’s wife; 8,848 shares held in Mr. Burton’s IRA; 13,000 shares held in Mr. Burton’s 401(k); and options to purchase 53,700 shares of our common stock which are or will be immediately exercisable within 60 days of August 22, 2013.

(4)
Shares reported as beneficially owned by Mr. Kos include 7,373 shares held in Mr. Kos’ IRA; and options to purchase 15,000 shares of our common stock which are or will be immediately exercisable within 60 days of August 22, 2013.

(5)
Shares reported as beneficially owned by Ms. Silva Thompson include 400 shares owned by Ms. Silva Thompson’s husband; 300 shares held by Ms. Silva Thompson’s minor children; 400 shares held by Ms. Silva Thompson’s IRA; and options to purchase 15,000 shares of our common stock which are or will be immediately exercisable within 60 days of August 22, 2013.

(6)
Shares reported as beneficially owned by Mr. Suski include 2,000 shares owned by Mr. Suski’s wife; and options to purchase 15,000 shares of our common stock which are or will be immediately exercisable within 60 days of August 22, 2013.

(7)
Shares reported as beneficially owned by Mr. Welch include 100 shares held by Mr. Welch’s minor children; 9,031 shares held by ESOP; 12,000 held by Mr. Welch’s 401(k); and options to purchase 58,750 shares of our common stock which are or will be immediately exercisable within 60 days of August 22, 2013.

(8)	Shares reported as beneficially owned by Mr. Kettles include 2,740 shares of restricted stock.
(9)	Shares reported as beneficially owned include options to purchase 15,000 shares of our common stock which are or will be immediately exercisable within 60 days of August 22, 2013.
(10)
Shares reported as beneficially owned by Mr. Michel include 7,330 shares held by ESOP; 2,500 shares held by Mr. Michel’s IRA; 500 shares held by Mr. Michel’s wife; 15,000 shares held in Mr. Michel’s 401(k); and options to purchase 29,400 shares of our common stock which are or will be immediately exercisable within 60 days of August 22, 2013.

(11)
Shares reported as beneficially owned include options to purchase an aggregate of 100,000 shares of our common stock which are or will be immediately exercisable within 60 days of August 22, 2013 held by our executive officers not named in this table.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee has appointed the firm of Wolf & Company, P.C. to continue as the Company's independent registered public accounting firm for the year ending June 30, 2014, subject to ratification of the appointment by Hampden Bancorp's stockholders. If the stockholders do not ratify the appointment of Wolf & Company, P.C., the Audit Committee will reconsider whether to retain Wolf & Company, P.C., but may retain Wolf & Company, P.C. as the Company's independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of Hampden Bancorp and its stockholders.

Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a majority of the votes cast either in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Wolf & Company, P.C. as Hampden Bancorp's independent registered public accounting firm for the year ending June 30, 2014. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote.

Representatives of Wolf & Company, P.C. are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board Of Directors Unanimously Recommends A Vote To Ratify The Appointment Of Wolf & Company, P.C. As Independent Public Accountants For the Year Ending June 30, 2014.

Auditor Fee Information

The following table presents fees for professional audit services rendered by Wolf & Company, P.C. for the audit of the Company's annual financial statements for the years ended June 30, 2013 and June 30, 2012 and fees billed for other services rendered by Wolf & Company, P.C during those periods:

	Fiscal 2013	Fiscal 2012
Audit Fees (1)	$123,550	$119,963
Audit Related Fees (2)	16,100	15,900
Tax Fees (3)	48,810	30,450

(1) Audit Fees consist of fees billed for professional services rendered for the audit of the Company's consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Wolf & Company, P.C. in connection with statutory and regulatory filings or engagements.

(2) Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees." This category includes fees related to employee benefit plan audits.

(3) Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance. The Company changed its tax year-end from October 31st to June 30th in fiscal 2013 which caused the additional expense in fiscal 2013.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Consistent with SEC requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

The Audit Committee's policy requiring pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, along with the associated fees for those services, provides for the annual pre-approval of specific types of services pursuant to the policies and procedures adopted by the Audit Committee, and gives guidance to management as to the specific services that are eligible for such annual pre-approval. The policy requires the specific pre-approval of all other permitted services. For both types of pre-approval, the Audit Committee considers whether the provision of a non-audit service is consistent with the SEC's rules on auditor independence, including whether provision of the service (i) would create a mutual or conflicting interest between the independent registered public accounting firm and the Company, (ii) would place the independent registered public accounting firm in the position of auditing its own work, (iii) would result in the independent registered public accounting firm acting in the role of management or as an employee of the Company, or (iv) would place the independent registered public accounting firm in a position of acting as an advocate for us. Additionally, the Audit Committee considers whether the independent registered public accounting firm is best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent registered public accounting firm's familiarity with our business, personnel, systems or risk profile and whether provision of the service by the independent registered public accounting firm would enhance our ability to manage or control risk or improve audit quality or would otherwise be beneficial to us.  For fiscal 2013, the Audit Committee pre-approved 100% of the Audit-Related Fees and Tax Fees paid to Wolf & Company, P.C.

Audit Committee Report

The Audit Committee currently has three members who meet the independence and experience requirements of the NASDAQ Stock Market: Richard D. Suski, CPA, (Chair), Linda Silva Thompson, and Judith E. Kennedy. The Audit Committee’s responsibilities are described in a written charter that was adopted by the Board of Directors of Hampden Bancorp, Inc.

The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management is responsible for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2013 with Hampden Bancorp’s management and Wolf & Company, P.C., the Company’s independent registered public accounting firm.  The Audit Committee has discussed with Wolf & Company, P.C. the matters required to be discussed in accordance with Statement and Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AV Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Wolf & Company, P.C. regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Wolf & Company, P.C.’s communications with the Audit Committee and the Audit Committee further discussed with Wolf & Company, P.C. their independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audits. The Audit Committee meets with the independent registered public accounting firm with and without management present to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting and other matters.

Based on the review and discussions described above, the Audit Committee recommended to Hampden Bancorp’s Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2013 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 for filing with the SEC.

Members of The Audit Committee
Richard D. Suski, CPA (Chair)
Linda Silva Thompson
Judith E. Kennedy

ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION AS DISCLOSED IN THIS
PROXY STATEMENT
(Proposal 3)

We are seeking your advisory vote as required by Section 14A of the Securities Exchange Act of 1934, as amended, on the approval of the compensation of our named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and related material contained in this proxy statement.  Because your vote is advisory, it will not be binding on our Compensation Committee or our Board of Directors.  However, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Our compensation philosophy is designed to align each executive’s compensation with our short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to our long-term success.  Consistent with this philosophy, up to 20% of the total cash compensation for each of our executives is directly related to performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our peer companies.  Similarly, named executive officer base salaries are benchmarked to the 50th percentile of the peer group of banks and financial institutions.

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 14 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 23 through 27, which provide detailed information on the compensation of our named executive officers.  The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

We achieved key corporate growth objectives in fiscal 2013, highlighted by:

• 21.6%, or $41.2 million, increase in commercial loan portfolio

• 10.9%, or $44.4 million, increase in total loan portfolio, including loans held for sale; and

• 20.4%, or $52.5 million, increase in core deposits

We believe that these accomplishments are reflected in the 15.2% increase in the market price of our common stock from June 30, 2012 to June 30, 2013.

In accordance with the rules recently adopted by the SEC, the following resolution, commonly known as a “say-on-pay” vote, is being submitted for a stockholder vote at the 2013 annual meeting:

“RESOLVED, that the compensation paid to the named executive officers of Hampden Bancorp, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this proxy statement, is hereby APPROVED.”

The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to approve, on an advisory basis, this resolution.  Abstentions and broker non-votes will have no impact on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

ADVISORY VOTE ON APPROVAL OF THE FREQUENCY OF HOLDING AN ADVISORY VOTE ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(Proposal 4)

We are seeking your input with regard to the frequency of holding future stockholder advisory votes on the compensation of our named executive officers. In particular, we are asking whether the advisory vote on the compensation of our named executive officers should occur every year, every two years or every three years.  Because your vote is advisory, it will not be binding on our Compensation Committee or our Board of Directors.  However, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding how frequently it should present the advisory vote on the compensation of our named executive officers to our stockholders.

After careful consideration, the Board of Directors recommends that future stockholder “say-on-pay” advisory votes on executive compensation be conducted every year. The determination was based upon the premise that named executive officer compensation is evaluated, adjusted and approved on an annual basis by the Board of Directors upon a recommendation from the Compensation Committee and the belief that investor sentiment should be a factor taken into consideration by the Compensation Committee in making its annual recommendation. The Board believes an annual advisory vote on the compensation of the Company’s named executive officers aligns more closely with the Company’s objective to engage in regular dialogue with its stockholders on corporate governance matters, including the Company’s executive compensation philosophy, policies and programs.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board of Directors’ recommendation.  The affirmative vote of a majority of the shares voted for this proposal — every year, every two years or every three years —will be the frequency approved, on an advisory basis, by our stockholders.  However, because the vote on the frequency of holding future advisory votes on the compensation of our named executive officers is not binding, if none of the frequency options receives a majority vote, the option receiving the greatest number of votes will be considered the frequency preferred by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE, ON AN ADVISORY BASIS, THE FREQUENCY OF HOLDING A VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF SUCH FREQUENCY UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY CARD.

STOCKHOLDER PROPOSAL
(Proposal 5)

 Johnny Guerry and a fund he controls, MHC Mutual Conversion Fund, L.P. (together, the “Clover Group”) have indicated that they will present the following proposal (the “Proposal”) at the Annual Meeting. We are reprinting the Proposal below as it was set forth in the notice the Company received from the Clover Group. We are not responsible for the contents of the Proposal. The Company’s management and Board of Directors do not support the adoption of the resolution proposed below and ask stockholders to consider the Board of Directors’ response, which follows the Proposal.

Your Board of Directors recommends that you vote AGAINST the Proposal.

The Proposal

RESOLVED: The shareholders request that the Board of Directors of Hampden Bancorp, Inc. explore avenues to enhance shareholder value through an extra-ordinary transaction (defined here as a transaction not in the ordinary course of business operations) including, but not limited to selling or merging Hampden Bancorp with another institution.

Statement in Opposition to Proposal - Response of Hampden Bancorp’s Board of Directors

Your Board of Directors strongly believes that the Proposal set forth above is not in the best interests of the Company or its stockholders. We recommend that you vote AGAINST the Proposal.

The Board of Directors is elected by you, our stockholders, to direct the management of the Company’s business in a manner that will enhance the value of the Company to our shareholders. The value of Hampden Bancorp has been enhanced over the 6 years that Hampden Bancorp has been a public company through, among other things, asset growth, diversification of our loan portfolio, investments in new technology, expansion and modernization of our Hampden branches and commitment to our quarterly dividend. Our profitability has allowed us to provide shareholders with a steady stream of dividends and periodic stock buyback programs, while permitting us to make important investments to enhance efficiency, expand our products and services and position Hampden Bancorp for growth and long-term profitability that will further enhance stockholder value.  Our stock price has outperformed both the NASDAQ Bank Index and the SNL U.S. Bank Index over our last five fiscal years.

The Board of Directors keeps apprised of trends and developments in the financial institutions industry, including the terms of mergers and acquisitions involving thrifts and community banks, especially those in the Company’s market area. The Board of Directors knows that the market for financial institutions is in a constant state of flux. Acquisition premiums vary widely based on many complex factors, including: geographic factors; interest rate cycles; general economic conditions; the number of buyers and sellers in the market at any given time; the type of charter (bank or thrift, state or federal), asset size, capital levels and profitability of the seller; and the business plans, charter type and financial condition of the buyers. Determining whether and when shareholder value can be maximized by the sale of a company requires more than looking at average prices in past transactions involving companies that may have no similarities to Hampden Bancorp. Your Board of Directors strongly believes that it is in the most informed position to analyze all of the complex variables and decide whether remaining independent or pursuing a merger is in the best interest of the Company and its shareholders.

As set forth above, the Board of Directors is committed to its duty to review means to maximize shareholder value, including strategic options such as acquisition or sale opportunities, on an ongoing basis, both internally and with its external financial advisors. The Company had a non-binding shareholder proposal, which was essentially the same as the Proposal, presented at its last annual meeting on November 6, 2012. The previous proposal was approved by a majority of the shareholders voting and the Board of Directors took that vote very seriously. In response to such proposal, the Board of Directors renewed its efforts to evaluate means of maxmizing shareholder value, including strategic options. As a result of such review, the Board of Directors continues to focus on building the long-term value of the Company and will continue to evaluate means of maximizing shareholder value, including strategic options.

            Although the Proposal does not mandate a sale or merger, the adoption of the Proposal could create the appearance that the Company must sell. This could be harmful to the Company and its shareholder value whether or not the Board of Directors determines to pursue a sale. If the Board of Directors were to determine that it is in the best interest of the Company and its shareholders to pursue a sale, we would conduct the process with strict confidentiality to have the strongest bargaining position possible. If the Proposal is approved, the Company would be in a weakened bargaining position that would not be conducive to maximizing shareholder value.

Our success, and ultimately our shareholder value, is highly dependent on our ability to build and maintain strong relationships with our employees and our customers. If the Proposal were approved, the uncertainty for the future could undermine Hampden’s relationships with its employees and customers, causing a potential decline in revenues, profits and stockholder value. It may be harder to attract new business if customers believe the Company may soon be gone. It may be harder to motivate employees to develop new business if their morale is diminished by the prospect of losing their jobs, and it may be harder to keep experienced employees.

Your Board of Directors remains committed to maximizing the Company’s value for all stockholders. This commitment has been demonstrated in part by our quarterly dividend, by our periodic stock buyback programs, by investments in new technology and by recent improvements at various Hampden branches to enhance efficiency, support expanded services and position Hampden Bancorp for growth and long-term profitability that will enhance stockholder value.

Your Board of Directors recommends that you vote AGAINST the Proposal.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
FOR INCLUSION IN OUR 2014 PROXY STATEMENT

Any proposal that a stockholder wishes to have included in our Proxy Statement and form of proxy relating to our 2014 annual meeting of stockholders under Rule 14a-8 of the SEC must be received by our Secretary at Hampden Bancorp, Inc., 19 Harrison Ave., Springfield, MA 01102 by June 6, 2014. Nothing in this paragraph shall be deemed to require us to include in our Proxy Statement and form of proxy for such meeting any stockholder proposal that does not meet the requirements of the SEC in effect at the time. The Company’s bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the 2014 annual meeting of stockholders, although not included in the proxy statement, a stockholder must deliver notice of such nomination and/or proposals to the Secretary not less than 90 days before the date of the annual meeting. However, if less than 100 days' notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from the Company and can be found on the SEC’s website at www.sec.gov.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act requires Hampden Bancorp's directors, certain officers and persons who own more than 10% of its Common Stock, to file with the SEC initial reports of ownership of Hampden Bancorp's equity securities and to file subsequent reports when there are changes in such ownership. Based solely on a review of reports or written representations submitted to Hampden Bancorp, we believe that during the fiscal year ended June 30, 2013 all Section 16(a) filing requirements applicable to our officers, directors, and more than 10% owners were complied with on a timely basis.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers. The text of the code of conduct and ethics is posted on our website at www.hampdenbank.com. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market LLC.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of our Annual Report to Stockholders for the year ended June 30, 2013 (which incorporates a copy of our Annual Report on Form 10-K) accompanies this Proxy Statement.

A copy of our Annual Report on Form 10-K for the year ended June 30, 2013, including the financial statements, may be obtained by stockholders without charge by written request addressed to Robert Massey, CFO, SVP and Treasurer, Hampden Bancorp, Inc., 19 Harrison Ave., Springfield, MA 01102 or may be accessed on the Internet at www.hampdenbank.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors
Glenn S. Welch
Chief Executive Officer and President

Springfield, MA
, 2013

Exhibit A

INFORMATION CONCERNING PARTICIPANTS IN
HAMPDEN BANCORP, INC.'S SOLICITATION OF PROXIES

The following tables (“Directors and Nominees” and “Officers and Employees”) identify the name and business address of our directors and director nominees, and the name, present principal occupation, and business address of our officers and employees who, under the rules of the Securities and Exchange Commission (the “SEC”), are considered to be participants in our solicitation of proxies from our stockholders in connection with our 2013 Annual Meeting of Stockholders.

Directors and Nominees

The principal occupations of our directors and director nominees who are considered participants in our proxy solicitation are set forth above under the caption “Election of Directors (Proposal 1)” in this proxy statement.  The name and business address and address of the organization of employment, of our directors and director nominees are as follows:

Name	Business Address

Thomas R. Burton, CPA	c/o Hampden Bancorp
19 Harrison Ave.
Springfield, MA 01102

Linda Silva Thompson	c/o Hampden Bancorp
19 Harrison Ave.
Springfield, MA 01102

Richard D. Suski, CPA	c/o Hampden Bancorp
19 Harrison Ave.
Springfield, MA 01102

Arlene Putnam	c/o Hampden Bancorp
19 Harrison Ave.
Springfield, MA 01102

Stanley Kowalski, Jr., Ph.D	c/o Hampden Bancorp
19 Harrison Ave.
Springfield, MA 01102

Mary Ellen Scott	c/o Hampden Bancorp
19 Harrison Ave.
Springfield, MA 01102

Judith E. Kennedy	c/o Hampden Bancorp
19 Harrison Ave.
Springfield, MA 01102

Richard J. Kos, Esq.	c/o Hampden Bancorp
19 Harrison Ave.
Springfield, MA 01102

Kathleen O’Brien Moore	c/o Hampden Bancorp
19 Harrison Ave.
Springfield, MA 01102

Officers and Employees

The principal occupations of our officers and employees who are considered participants in our solicitation of proxies are set forth below.  The principal occupation refers to such person's position with us, and the business address for each person is Hampden Bancorp, Inc., 19 Harrison Ave., Springfield MA 01102.

Name	Principal Occupation

Glenn S. Welch	President and Chief Executive Officer
Luke D. Kettles	Senior Vice President and Chief Lending Officer
Robert J. Michel	Senior Vice President and Division Executive for Retail and Mortgage Lending
Robert A. Massey	Senior Vice President and Chief Financial Officer

Information Regarding Ownership of Hampden Bancorp, Inc. Securities by Participants

The number of shares of our Common Stock held by our directors, director nominees, officers, employees and each associate (as defined under Rule 14a-1(a) of the Securities Exchange Act of 1934) of these individuals as of August 22, 2013 is included above under the caption “Stock Owned by Management of Hampden Bancorp, Inc.” in this proxy statement.

Information Regarding Transactions in Hampden Bancorp, Inc. Securities by Participants

The following table provides information regarding purchases and sales of our Common Stock by each of the participants listed above under “Directors and Nominees” and “Officers and Employees” during the two years prior to , 2013, including the dates on which such shares were purchased or sold and the amount purchased or sold on such dates.  Unless otherwise indicated, all transactions were conducted in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those shares are represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding the shares.

Name	Date	Number of Shares of Common Stock	Transaction Description
Thomas R. Burton	2/27/2013	10,170	1
	12/4/2012	20,000	2
	2/14/2012	800	2
	2/6/2012	1,288	3
	1/30/2012	3,967	3
Judith Kennedy	-	-	-
Luke D. Kettles	8/7/2013	260	3
	8/7/2012	3,000	4
	8/7/2012	10,000	5
Richard J. Kos	-	-	-
Stanley Kowalski, Jr.	-	-	-
Robert A. Massey	1/30/2013	1,495	3
	1/30/2012	1,418	3
Robert J. Michel	6/3/2013	600	2
	1/30/2013	1,750	3
	1/30/2012	1,660	3
Kathleen O'Brien Moore	12/11/2012	917	2
Arlene Putnam	-	-	-
Mary Ellen Scott	-	-	-
Linda Silva Thompson	-	-	-
Richard D. Suski	-	-	-
Glenn S. Welch	1/30/2013	2,831	3
	1/30/2012	2,716	3
	11/29/2011	15,000	5

1)	Sale in the open market, direct ownership unless otherwise noted.
2)	Represents shares received under the exercise of stock options.
3)
Represents shares withheld to satisfy tax withholding obligation upon vesting of restricted stock awarded to the reporting person. This award includes a provision for the withholding of shares to pay the withholding taxes due on the vesting date.

4)	Restricted stock award.
5)	Stock option award.

Miscellaneous Information Concerning Participants

Except as described in this Exhibit A or otherwise disclosed in this proxy statement, to the best of our knowledge, no participant, or any of his or her associates (as defined under Rule 14a-1(a) of the Securities Exchange Act of 1934), beneficially owns any shares of our Common Stock or other securities of Hampden Bancorp, Inc. or the Bank.  Furthermore, except as generally described above under the caption “Related Party Transactions” in this proxy statement, to the best of our knowledge, no participant or any of his or her associates, is either a party to any transactions or series of transactions since the beginning of our last fiscal year, or any currently proposed transaction or series of transactions in which (i) we or any of our subsidiaries are or are to be a party, (ii) the amount involved exceeds $120,000, and (iii) any participant, or any of his or her associates, had or will have a direct or indirect material interest.

To the best of our knowledge, except as described in this Exhibit A or as otherwise disclosed in this proxy statement, no participant, or any of his or her associates, has entered into any agreement or understanding with any person regarding any future employment by Hampden Bancorp, Inc. or any of its affiliates or any future transactions to which Hampden Bancorp, Inc. or any of its affiliates will or may be a party. Except as generally described above under the caption “Related Party Transactions” in this proxy statement, to the best of our knowledge, no participant is a party to any contract, arrangement, or understanding with any person with respect to any securities of Hampden Bancorp, Inc. including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Exhibit A or as otherwise disclosed in this proxy statement, to the best of our knowledge, no participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at our Annual Meeting of Stockholders.

No participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years.

REVOCABLE PROXY
HAMPDEN BANCORP, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD
NOVEMBER 5, 2013

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement dated , 2013, and hereby appoints Glenn S. Welch and Craig W. Kaylor and each of them, with power of substitution, proxies and agents of the undersigned to vote at the Annual Meeting of Stockholders of Hampden Bancorp, Inc. (the “Company”), to be held at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, MA 01144 on November 5, 2013 at 10:00 a.m. and at any adjournment(s) thereof, all shares of common stock of the Company which undersigned would be entitled to vote if personally present for the following matters.  Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

The Board of Directors recommends a vote “FOR” proposals 1, 2, and 3; for holding an advisory vote on the compensation of our named executive officers EVERY YEAR; and “AGAINST” proposal 5.

1.	To elect the following individuals as Directors of the Company for a term of three years as described in the enclosed Proxy Statement;
	1.	Thomas R. Burton
	2.	Arlene Putnam
	3.	Richard D. Suski
	4.	Linda Silva Thompson
		☐ FOR	☐ WITHHOLD	☐ FOR ALL EXCEPT

INSTRUCTION: To withhold your vote for any one or more nominees, mark “For All Except” above and write that (those) nominee’s name(s) below:
__________________________________________________.

2.	To ratify the appointment of Wolf & Company, P.C. as the Company’s independent auditors for the year ending June 30, 2014.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	To approve, on an advisory basis, the frequency of holding a vote on the compensation of the Company’s named executive officers.
	☐ EVERY	☐ EVERY	☐ EVERY	☐ ABSTAIN
	YEAR	TWO YEARS	THREE YEARS

5.	If properly presented at the Annual Meeting, to vote upon a proposal submitted by a shareholder of the Company requesting that the Board of Directors explore avenues to enhance shareholder value through an extra-ordinary transaction (defined here as a transaction not in the ordinary course of business operations) including, but not limited to, selling or merging the Company with another institution.
	☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING. ☐

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3; for holding an advisory vote on the compensation of our named executive officers EVERY YEAR; and “AGAINST” proposal 5, and in accordance with the proxy holders’ discretion respecting any other matters as may properly come before the annual meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the related Proxy Statement.

Dear ESOP Participant:

On behalf of the Board of Directors of Hampden Bancorp, Inc. (the “Company”), I am forwarding you the attached WHITE vote authorization form for you to convey your voting instructions to First Bankers Trust Services, Inc. (the “Trustee”) on the proposals to be presented at the Annual Meeting of Stockholders of Hampden Bancorp, Inc. to be held on November 5, 2013. Also enclosed is a Notice and Proxy Statement for the Annual Meeting of Stockholders and a copy of the Company’s Annual Report to Stockholders.

As a participant in the Hampden Bank Employee Stock Ownership Plan (the “ESOP”), you are entitled to vote all shares of Company common stock allocated to your account as of  September 16, 2013. All allocated shares of Company common stock will be voted as directed by participants, so long as participant instructions are received by the Trustee by October 22, 2013. If you do not direct the Trustee how to vote the shares of Company common stock allocated to your account, the Trustee will vote your shares in a manner calculated most accurately to reflect the instructions it receives from other participants, subject to its fiduciary duties.

To direct the voting of the shares of Company common stock allocated to your account under the ESOP, please complete and sign the attached WHITE vote authorization form and return it in the enclosed postage-paid envelope no later than October 22, 2013. Your vote will not be revealed, directly or indirectly, to any officer, employee or director of the Company or Hampden Bank.

Sincerely,

Glenn S. Welch
Chief Executive Officer and President

EMPLOYEE STOCK OWNERSHIP PLAN
VOTE AUTHORIZATION FORM

I understand that First Bankers Trust Services, Inc., the Trustee, is the holder of record and custodian of all shares of Hampden Bancorp, Inc. (the “Company”) common stock allocated to me under the Hampden Bank Employee Stock Ownership Plan. Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on November 5, 2013.

Accordingly, please vote my shares as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Thomas R. Burton, Arlene Putnam, Richard D. Suski and Linda Silva Thompson

	FOR	WITHHOLD	FOR ALL EXCEPT

	☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name in the space provided below.

2.	The ratification of the appointment of Wolf & Company, P.C. as independent registered public accounting firm of Hampden Bancorp, Inc. for the fiscal year ending June 30, 2014.

	FOR	AGAINST	ABSTAIN

	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

	FOR	AGAINST	ABSTAIN

	☐	☐	☐

4.	To approve, on an advisory basis, the frequency of holding a vote on the compensation of the Company’s named executive officers.

	EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN

	☐	☐	☐	☐

5.
If properly presented at the Annual Meeting, to vote upon a proposal submitted by a shareholder of the Company requesting that the Board of Directors explore avenues to enhance shareholder value through an extra-ordinary transaction (defined here as a transaction not in the ordinary course of business operations) including, but not limited to selling or merging Hampden Bancorp, Inc., with another institution.

	FOR	AGAINST	ABSTAIN

	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, and 3; for holding an advisory vote on the compensation of our named executive officers EVERY YEAR; AND “AGAINST” PROPOSAL 5.

The Trustee is hereby authorized to vote any shares allocated to me as indicated above.

Date	Signature

Please date, sign and return this form in the enclosed envelope no later than October 22, 2013.